================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                                 THE KROGER CO.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                               ------------------

                                     PROXY
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                PROXY STATEMENT
                                      AND
                               1998 ANNUAL REPORT
                               ------------------

                                  Kroger Logo

FINANCIAL HIGHLIGHTS

                                                                                          PERCENT
CALENDER YEAR ENDED DECEMBER 31,                                 1998          1997       CHANGE
-------------------------------------------------------------------------------------------------
(IN MILLIONS EXCEPT PER SHARE DATA AND RATIOS, AS REPORTED)
Total return (share price appreciation)                             65%           54%
Closing market price per share                                 $ 60.50       $ 36.75         65%
Total market value of common stock                             $15,546       $ 9,370         66%
-------------------------------------------------------------------------------------------------

                                                              JANUARY 2,   DECEMBER 27,   PERCENT
FISCAL YEAR ENDED                                                1999          1997       CHANGE
-------------------------------------------------------------------------------------------------
Total sales                                                    $28,203       $26,567          6%
EBITDA (1)(2)(3)                                               $ 1,556       $ 1,385         12%
Earnings before extraordinary items (1)                        $   538       $   444         21%
Basic earnings per share before extraordinary items (1)        $  2.10       $  1.75         20%
Diluted earnings per share before extraordinary items (1)      $  2.03       $  1.69         20%
Average shares outstanding                                         256           254          1%
Average shares outstanding assuming dilution                       265           263          1%
ERONOA (3)(4)                                                       40%           39%
-------------------------------------------------------------------------------------------------

(1) Excludes one-time expenses and accounting changes for 1998.

(2) Earnings before interest, taxes, depreciation, amortization, and LIFO charge.

(3) Not a GAAP measurement.

(4) EBITDA return on net operating assets.

                                             (LOGO)COVER PRINTED ON RECYCLED
                                             PAPER

TO OUR FELLOW SHAREHOLDERS:

      During Fiscal Year 1998, The Kroger Co. produced record financial results and initiated strategic actions directed toward increasing the size, scope, and cash flow of our Company. The key achievements included:
      - Record sales of $28.2 billion;
      - Record cash flow, earnings, and earnings per share after adjustment for one time expenses;
      - Rapid implementation of new technology and logistics systems;
      - Growth in retail square footage of 4.3%, with 96 supermarkets opened or expanded;
      - Completion of a merger agreement with Fred Meyer, Inc.
      These developments generated significant rewards for shareholders as the price of Kroger stock rose 65% during calendar year 1998. During the past five years, the price of our shares has increased at a compounded annual rate of 43%. We are especially pleased for our employees, who hold approximately 25% of Kroger stock in personal accounts and benefit plans.

OPERATING REVIEW
      Earnings before extraordinary items, and excluding one-time expenses, were a record $538 million, compared to $444 million in 1997. On the same basis, earnings per diluted share rose to $2.03 from $1.69, a 20% increase. Operating cash flow, excluding one-time expenses, increased 12.4% to $1.556 billion.
      Sales reached $28.2 billion, a 6.2% increase over 1997. Adjusting for the 53rd week in 1998, total sales increased 4% to $27.6 billion. The convenience store group posted a fine year with in-store sales increasing 7.6% on an identical store basis.
      At the end of 1998, the Company operated 1,410 food stores under nine names and 797 convenience stores under six banners. Kroger retail operations are supported by 34 manufacturing plants that produce high quality, low cost private label products which are sold in our stores and supplied to other valued customers. The manufacturing plants generated strong sales and cash flow in 1998.

FINANCIAL REVIEW
      Kroger's financial structure has continued to improve. Net interest expense totaled $267 million, a reduction of $19 million from 1997. Net total debt declined by $66 million to $3.1 billion at year-end. Net operating working capital decreased $11 million to $51 million. During 1998, the Company invested a record $923 million in capital projects.

STRATEGIC INITIATIVES: OPERATIONS
      Kroger's fundamental strategy is to achieve the responsiveness of decentralized merchandising and operations combined with economies of scale available from the coordination of volume based activities and consolidation of support systems. During 1998, Kroger management executed this strategy through initiatives designed to enhance Kroger's competitive advantage.
      - Technology applications, including point of sale, time and attendance, labor scheduling, and direct store delivery systems are producing returns above projections. Computer assisted ordering and category management programs are being installed at a rapid rate throughout Kroger. These combined systems are achieving positive results in terms of cash flow growth and working capital management. We expect them to generate even stronger results in the future.
      - Logistics initiatives have reduced the costs of acquiring and distributing products. Kroger's logistics network has been restructured and consolidated during the past four years. In 1998, three new warehouses were opened and eight were closed. The consolidation permits Kroger to purchase and distribute several key categories of merchandise at lowest cost volumes while reducing working capital. Most of Kroger's divisional distribution functions have been sold to third party logistics firms in order to control costs and benchmark the performance of Company-operated distribution centers.
      - Consolidation of support activities continued during the year. Divisional accounting and data processing functions have been consolidated at regional centers to reduce costs and increase efficiencies.
      - Kroger brand sales and marketing programs received new emphasis to increase sales and gross profits. Kroger label products provide the Company with a substantial competitive edge by offering customers high quality products at attractive prices. The Kroger brand now accounts for nearly 25% of grocery department sales in dollar terms and 30% of grocery sales in unit terms.

STRATEGIC INITIATIVES: MERGERS
      On October 19, 1998 Kroger and Fred Meyer, Inc. announced the merger of two premier food retailing companies with combined 1998 sales of $43.1 billion. This transaction will create the nation's largest supermarket company, encompassing the broadest geographic coverage and featuring the widest spectrum of retail facilities in the industry.
      Our formats will include multi-department stores, combination food and drug stores, price impact warehouse stores, and convenience stores. Together we will operate 2,200 supermarkets, 797 convenience stores and 384 fine jewelry stores. Our supermarkets will have a presence in 10 of the nation's 15 fastest growing markets and range across 31 states. The company will employ more than 300,000 associates.
      The combination of Fred Meyer and Kroger will generate extraordinary profit potential in merchandising, store operations and distribution. The merger offers opportunities to increase shareholder value through greater economies of scale, expanded geographic diversity, and entry into new markets of substantial size. Kroger management is delighted by the transaction and looks forward to working with our Fred Meyer colleagues. As this Annual Report goes to press, Kroger is awaiting regulatory approval of the merger.
      Also during 1998, Kroger merged with the five-store Hilander Foods, Inc. in Rockford, Illinois and the seven-store Owens Markets in northern Indiana. We welcome these strong and respected franchises to our Company. Kroger is awaiting regulatory approval of a merger with The John C. Groub Company, Inc. of Indiana, which operates thirty stores under the banners of Jay C Food Stores, Foods Plus and Ruler.

LABOR RELATIONS
      The Company successfully negotiated a number of collective bargaining agreements in the past year. During 1999, contracts will be negotiated with the United Food and Commercial Workers (UFCW) in several markets including Cincinnati, Denver, Louisville, and Memphis. The Company reached agreement on the Indianapolis UFCW and the International Brotherhood of Teamsters Master contracts well before they expired. The Company's relations with the unions representing our employees remain sound and we intend to complete the remainder in a timely fashion.

YEAR 2000 READINESS
      By early 1999, the Company will complete our program to ensure that critical operating systems are compliant for the Year 2000. We believe that our stores, pharmacies, plants, offices, and distribution centers will function normally on January 1, 2000. We are also confident that our major vendors will be Year 2000 compliant before the end of 1999.

COMMUNITY ACTIVITIES
      Kroger encourages the involvement of associates in organizations to benefit the communities we serve. These activities also enhance the Company's reputation among customers, civic and charitable organizations, public officials, and employees.
      One of the Company's focus areas is supporting programs that feed the hungry. In 1998, Kroger donated 5.3 million pounds of product to Second Harvest affiliated food banks and was the largest retail donor of food for the hungry in the nation.
      The Kroger Co. Foundation provides the communities served by our plants and retail divisions with a stable source of non-operating funds for charitable contributions. In 1998, the Foundation contributed $2.8 million to a wide variety of non-profit and community organizations. In addition, Kroger stores, divisions, plants, and associates contributed millions of dollars of cash and product to community and charitable organizations.

THE YEAR AHEAD
      Management believes that Kroger will continue to create strong growth in our business and increased value for our shareholders. The Company is well positioned geographically, strategically and financially to maintain our record of performance. Kroger's traditional strength will be complemented by the merger with Fred Meyer.
      Kroger's strongest assets are our 213,000 associates whose daily commitment to service is the foundation of our success. We extend sincere thanks to them for their dedication to Kroger customers, communities, and shareholders.

DIRECTOR AND EXECUTIVE CHANGES
      The Kroger Co. Board and Management were saddened by the death of Patricia Shontz Longe, a Company director since 1977. Dr. Longe passed away in July, 1998. John D. Ong, a Company director since 1975, retired from the Board in December, 1998. Both of these Board members provided valuable leadership and wise counsel to the Company, especially during the restructuring in 1988. We are deeply grateful for their service. Bobby S. Shackouls, President and Chief Executive Officer of Burlington Resources Inc., was elected to the Board in February, 1999.
      Ronald R. Rice, Senior Vice President and President of Kroger Manufacturing retired in June, 1998 after an outstanding 41 year career. David
G. Osborne, President, Mid-Atlantic Market Area retired in September, 1998 concluding 38 years of dedicated service. Dan McMullin, President of Mini-Mart retired in December after devoting 15 years with the Company. We extend our appreciation to Ron, Dave and Dan.
      David R. Cook, co-founder and President of Turkey Hill Minit Markets, passed away in May, 1998. David was an industry leader, a valued member of management, and a dear friend.

PROMOTIONS
      Geoffrey J. Covert, formerly Vice President Grocery Product Group, was promoted to Group Vice President and President -- Kroger Manufacturing following the retirement of Ronald R. Rice. R. Pete Williams was promoted to President of the Mid-Atlantic Marketing Area from the position of Vice President with the Atlanta Marketing Area. Jim Leonard joined the Company as President, Turkey Hill Minit Markets.

/s/ Joseph A. Pichler
JOSEPH A. PICHLER
Chairman and
Chief Executive Officer
/s/ David B. Dillon
DAVID B. DILLON
President and
Chief Operating Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                Cincinnati, Ohio, April 13, 1999
To All Shareholders
of The Kroger Co.:
      The annual meeting of shareholders of The Kroger Co. will be held at the REGAL HOTEL, 150 W. 5TH STREET, Cincinnati, Ohio, on May 20, 1999, at 11 A.M., for the following purposes:
      1. To elect five directors or, in the event the merger with Fred Meyer, Inc. has been completed prior to the date of the annual meeting, seven directors, to serve until the annual meeting of shareholders in 2002 or until their successors have been elected and qualified;
      2. To consider and act upon a proposal to authorize an amendment to the Amended Articles of Incorporation to increase the authorized shares of Common Stock from 1,000,000,000 to 2,000,000,000;
      3. To consider and act upon a proposal to approve the 1999 Long-Term Incentive Plan;
      4. To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 1999;
      5. To act upon a shareholder proposal, if properly presented at the annual meeting, to recommend that the Board take the necessary steps to cause all directors to be elected annually as opposed to in classes; and
      6. To transact such other business as may properly be brought before the meeting;
all as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on March 23, 1999, will be entitled to vote at the meeting.
      YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                                   By order of the Board of
                                                   Directors,
                                                   Paul W. Heldman, Secretary

                                PROXY STATEMENT

                                                Cincinnati, Ohio, April 13, 1999
      The accompanying proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by the Company. The Company will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. The Company has retained The Altman Group, 60 E. 42nd Street, New York, New York to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $15,000. Proxies may be solicited personally, or by telephone, as well as by use of the mails.
      Joseph A. Pichler, John T. LaMacchia, and T. Ballard Morton, Jr., all of whom are directors of the Company, have been named members of the Proxy Committee.
      The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Its telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first sent or given to shareholders on April 13, 1999.
      As of the close of business on March 23, 1999, the Company's outstanding voting securities consisted of 257,856,756 shares of common stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to the Secretary of the Company or in person at the meeting or by appointment of a subsequent proxy. The laws of Ohio, under which the Company is organized, provide for cumulative voting for the election of directors. If notice in writing is given by any shareholder to the President, a Vice President, or the

Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder intends to cumulate votes for the election of directors and, if an announcement of the giving of that notice is made by or on behalf of the shareholder or by the Chairman or Secretary upon the convening of the meeting, each shareholder will have the right to cumulate votes at the election. If cumulative voting is in effect, a shareholder voting for the election of directors may cast a number of votes equal to the number of directors being elected times the number of shares held on the record date for a single nominee or divide them among nominees in full votes in any manner. Any vote "FOR" the election of directors will constitute discretionary authority to the Proxy Committee to cumulate votes, as the Proxy Committee determines, if cumulative voting is requested.
      The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows:

          - The election of directors is, pursuant to Ohio law, determined by plurality; broker non-votes and abstentions, therefore, will have no effect on that proposal.

          - Amendments to the Company's Amended Articles of Incorporation authorizing additional shares of Common Stock require approval of holders of a majority of the shares. Broker non-votes and abstentions, therefore, will have the effect of a vote against that proposal.

          - The 1999 Long-Term Incentive Plan is to be approved by a majority of the shares participating in the voting. Therefore, broker non-votes and abstentions will have no effect.

          - Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on the proposal.

          - The affirmative vote of a majority of shares participating in the voting on the shareholder proposal is required for adoption of the resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Abstentions and broker non-votes will have no effect on the proposal.

                           PROPOSALS TO SHAREHOLDERS

                             ELECTION OF DIRECTORS
                                  (ITEM NO. 1)

      The Board of Directors, as now authorized, consists of 13 members divided into three classes. When the merger with Fred Meyer, Inc. is completed, the size of the Board will be increased to 19 members. Under the Agreement and Plan of Merger dated October 18, 1998 with Fred Meyer, Inc., six designated directors of Fred Meyer will become members of the Board of Directors after the merger is completed. Five directors, or in the event the merger with Fred Meyer, Inc. is completed prior to the annual meeting, seven directors, are to be elected at the annual meeting to serve until the annual meeting in 2002 or until their successors have been elected by the shareholders or by the Board of Directors pursuant to the Company's Regulations, and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following persons:

                                                   PROFESSIONAL                                   DIRECTOR
            NAME                                  OCCUPATION (1)                         AGE       SINCE
----------------------------------------------------------------------------------------------------------

                     NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 2002
JOHN T. LAMACCHIA             Mr. LaMacchia is the retired President and Chief           57         1990
                              Executive Officer of Cincinnati Bell Inc., a
                              telecommunications holding company. He is a director
                              of Cincinnati Bell Inc., Burlington Resources, Inc.
                              and FORE Systems, Inc. Mr. LaMacchia is vice chair of
                              the Compensation Committee and a member of the
                              Corporate Governance and Executive Committees.
EDWARD M. LIDDY               Mr. Liddy is Chairman of the Board, President and          53         1996
                              Chief Executive Officer of The Allstate Corporation,
                              the parent of Allstate Insurance Company, a personal
                              lines insurance company. Prior to this he was
                              President and Chief Operating Officer of the Allstate
                              Corporation from 1994-1998 and Senior Vice President
                              and Chief Financial Officer of Sears, Roebuck and Co.,
                              where he held a variety of senior operating and
                              financial positions since 1988. Mr. Liddy is chair of
                              the Financial Policy Committee and a member of the
                              Corporate Governance Committee.
T. BALLARD MORTON, JR.        Mr. Morton is Executive in Residence of the College of     66         1968
                              Business & Public Administration of the University of
                              Louisville. He is a director of LG&E Energy Corp. Mr.
                              Morton is chair of the Compensation Committee, vice
                              chair of the Audit Committee, and a member of the
                              Executive Committee.

                                                   PROFESSIONAL                                   DIRECTOR
            NAME                                  OCCUPATION (1)                         AGE       SINCE
----------------------------------------------------------------------------------------------------------
KATHERINE D. ORTEGA           Ms. Ortega served as an Alternate Representative of        64         1992
                              the United States to the 45th General Assembly of the
                              United Nations in 1990-1991. Prior to that, she served
                              as Treasurer of the United States. Ms. Ortega is a
                              director of Ultramar Diamond Shamrock Corporation;
                              Ralston Purina Co.; and Rayonier Inc.; and an Advisory
                              Board Member of Washington Mutual Investors Fund. She
                              is chair of the Audit Committee and a member of the
                              Social Responsibility Committee.
BOBBY S. SHACKOULS            Mr. Shackouls has been Chairman of the Board of            48         1999
                              Burlington Resources Inc., a natural resources
                              business, since July 1997 and its President and Chief
                              Executive Officer since December 1995. He has been a
                              director of that company since 1995 and President and
                              Chief Executive Officer of Burlington Resources Oil
                              and Gas Company (formerly known as Meridian Oil Inc.),
                              a wholly-owned subsidiary of Burlington Resources,
                              since 1994. Mr. Shackouls was Executive Vice President
                              and Chief Operating Officer of Meridian Oil Inc. from
                              1993 to 1994. Prior to that he was President and Chief
                              Operating Officer of Torch Energy Advisors, Inc. Mr.
                              Shackouls is a director of American Residential
                              Services, Inc. He is a member of the Financial Policy
                              Committee.
----------------------------------------------------------------------------------------------------------
ROBERT D. BEYER               Mr. Beyer has been the Group Managing Director at          39         1999(2)(3)
                              Trust Company of the West, an investment management
                              firm, since 1995. From 1991 to 1995, he was the
                              co-Chief Executive Officer of Crescent Capital
                              Corporation, which was acquired by TCW Asset
                              Management Company in 1995. Mr. Beyer is also a member
                              of the Board of Directors of TCW Asset Management
                              Company and American Restaurant Group, Inc. and was a
                              member of the Fred Meyer, Inc. Board of Directors
                              since 1998.
CARLTON J. JENKINS            Mr. Jenkins has served as Chairman, President and          43         1999(2)(3)
                              Chief Executive Officer of Founders National Bank of
                              Los Angeles since January 1991. He was a member of the
                              Fred Meyer, Inc. Board of Directors since 1998.

                                                   PROFESSIONAL                                   DIRECTOR
            NAME                                  OCCUPATION (1)                         AGE       SINCE
----------------------------------------------------------------------------------------------------------

                           DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2001
JOHN L. CLENDENIN             Mr. Clendenin is Chairman Emeritus of BellSouth            64         1986
                              Corporation, a holding company with subsidiaries in
                              the telecommunications business. From January 1984
                              through December 1996 he was its Chairman of the Board
                              and Chief Executive Officer. Mr. Clendenin is a
                              director of Wachovia Corp.; Equifax Incorporated; RJR
                              Nabisco Holdings Corp.; Springs Industries, Inc.; Coca
                              Cola Enterprises, Inc.; The Home Depot, Inc.;
                              Powerwave Technologies, Inc.; and National Service
                              Industries, Inc. He is chair of the Corporate
                              Governance Committee and a member of the Compensation
                              Committee.

DAVID B. DILLON               Mr. Dillon was elected President and Chief Operating       48         1995
                              Officer of Kroger in 1995. He was elected Executive
                              Vice President in 1990; Chairman of the Board of
                              Dillon Companies, Inc., a wholly-owned subsidiary of
                              Kroger, in 1992; and President of Dillon Companies,
                              Inc., in 1986. After the merger with Fred Meyer is
                              completed, Mr. Dillon will remain President of Kroger.
                              He is an advisory director of the First National Bank
                              of Hutchinson, Kansas. Mr. Dillon is vice chair of the
                              Executive Committee.

THOMAS H. O'LEARY             Mr. O'Leary is the retired Chairman of Burlington          65         1977
                              Resources Inc., a natural resources business. He is a
                              member of the Compensation and the Corporate
                              Governance Committees.

JAMES D. WOODS                Mr. Woods is Chairman Emeritus and Consultant of Baker     67         1994
                              Hughes Incorporated, a company that provides equipment
                              and services to the petroleum and process industries.
                              From 1989-1997 he was Chairman of the Board of Baker
                              Hughes Incorporated, and its President and Chief
                              Executive Officer from 1987-1996. Mr. Woods is a
                              director of Howmet International Inc.; Varco
                              International; OMI Corporation; and Wynn's
                              International Inc. He is vice chair of the Social
                              Responsibility Committee and a member of the Financial
                              Policy Committee.
----------------------------------------------------------------------------------------------------------

                                                   PROFESSIONAL                                   DIRECTOR
            NAME                                  OCCUPATION (1)                         AGE       SINCE
----------------------------------------------------------------------------------------------------------
BRUCE KARATZ                  Mr. Karatz has been the Chairman of the Board,             53         1999(3)
                              President, and Chief Executive Officer of Kaufman &
                              Broad Home Corporation since July 1993 and its
                              President, Chief Executive Officer and a director
                              since 1986. He is also a director of Honeywell, Inc.
                              and National Golf Properties, Inc. and a Trustee of
                              the RAND Corporation, and was a member of the Fred
                              Meyer, Inc. Board of Directors since 1997.

ROBERT G. MILLER              Mr. Miller becomes Vice Chairman of the Board of           54         1999(3)
                              Directors and Chief Operating Officer of Kroger,
                              effective as of the completion of the merger of Kroger
                              and Fred Meyer. He had been Chief Executive Officer of
                              Fred Meyer since 1991. Before that time Mr. Miller was
                              employed by Albertson's, Inc., where his most recent
                              positions were Executive Vice President of Retail
                              Operations from 1989 to 1991 and Senior Vice President
                              and Regional Manager from 1985 to 1989. He is a
                              director of PacifiCorp, Pathmark Stores, Inc. and
                              Supermarkets General Holdings Corp., and was a member
                              of the Fred Meyer, Inc. Board of Directors since 1991.

                           DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2000

REUBEN V. ANDERSON            Mr. Anderson is a member, in the Jackson, Mississippi      56         1991
                              office, of Phelps Dunbar, a New Orleans law firm.
                              Prior to joining this law firm, he was a justice of
                              the Supreme Court of Mississippi. Mr. Anderson is a
                              director of Trustmark National Bank and BellSouth
                              Corporation. He is chair of the Social Responsibility
                              Committee and a member of the Audit Committee.

CLYDE R. MOORE                Mr. Moore is President and Chief Executive Officer of      45         1997
                              Thomas & Betts Corporation, a manufacturer of
                              electrical and electronic components. He is also one
                              of its directors. Mr. Moore served as President and
                              Chief Operating Officer of Thomas & Betts Corporation
                              from 1994-1997 and as its President-Electrical
                              Division from 1992-1994. He is vice chair of the
                              Financial Policy Committee and a member of the Audit
                              and Financial Policy Committees.

JOSEPH A. PICHLER             Mr. Pichler is Chairman of the Board and Chief             59         1983
                              Executive Officer of Kroger. He is a director of
                              Milacron Inc., and Federated Department Stores, Inc.
                              Mr. Pichler is chair of the Executive Committee.

                                                   PROFESSIONAL                                   DIRECTOR
            NAME                                  OCCUPATION (1)                         AGE       SINCE
----------------------------------------------------------------------------------------------------------
MARTHA ROMAYNE SEGER          Dr. Seger is a Financial Economist and currently is a      67         1991
                              Distinguished Visiting Professor at Central Michigan
                              University. From 1991-1993 she was the John M. Olin
                              Distinguished Fellow at The Karl Eller Center of the
                              University of Arizona. Dr. Seger was a member of the
                              Board of Governors of the Federal Reserve System from
                              1984-1991. She is a director of Amerisure Companies;
                              Fluor Corporation; UniSource Energy Corporation;
                              Tucson Electric Power Company; and Xerox Corporation.
                              Dr. Seger is a member of the Financial Policy and
                              Social Responsibility Committees.
----------------------------------------------------------------------------------------------------------
RONALD W. BURKLE              Mr. Burkle becomes Chairman of the Executive Committee     46         1999(3)
                              of the Board of Directors of Kroger, effective as of
                              the completion of the merger of Kroger and Fred Meyer.
                              He had been Chairman of the Board of Fred Meyer since
                              September 1997. Mr. Burkle is the Managing General
                              Partner of The Yucaipa Companies, a private investment
                              firm that invests primarily its own capital and was
                              the largest shareholder of Fred Meyer. He also serves
                              as a director of Kaufman & Broad Home Corporation, and
                              a Trustee of the National Urban League, and was a
                              member of the Fred Meyer, Inc. Board of Directors
                              since 1997.

STEVEN R. ROGEL               Mr. Rogel has been President and Chief Executive           56         1999(3)
                              Officer and a director of Weyerhaeuser Company since
                              December 1997. Before that time he was Chief Executive
                              Officer, President and a director of Willamette
                              Industries, Inc. Mr. Rogel served as Chief Operating
                              Officer of Willamette Industries, Inc. until October
                              1995 and, before that time, as an executive and group
                              vice president for more than five years. He was a
                              member of the Fred Meyer, Inc. Board of Directors
                              since 1996.

--------------------------------------------------------------------------------
(1) Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.
(2) These individuals will be nominated and stand for election at the 1999 annual meeting only if the merger with Fred Meyer is completed prior to the date of the annual meeting.
(3) This disclosure is included and should be considered only in the event that the merger with Fred Meyer is completed prior to the date of the annual meeting. If the merger has not occurred you should disregard this disclosure in its entirety.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

DIRECTORS' COMPENSATION
      Each non-employee director is currently paid an annual retainer of $28,000 plus fees of $1,500 for each board meeting and $1,000 for each committee meeting attended. Committee chairs receive an additional annual retainer of $4,000. Directors who are employees of the Company receive no compensation for service as directors. The Company provides accidental death and disability insurance for directors at a cost to the Company in 1998 of $138 per director. The Company also provides a major medical plan for directors.
      Under the 1997 Long-Term Incentive Plan, in 1998 the Company granted to each of its non-employee directors owning a minimum of 1,000 shares of Company common stock as of the date of the annual meeting of shareholders, options to purchase 2,000 shares of common stock at an option price equal to the fair market value of the stock at the date of the grant, and each non-employee director received a grant on that date. The options vest in equal share amounts on the five annual anniversaries of the date of grant. Based on the closing price of Kroger stock on the New York Stock Exchange, as of January 2, 1999, the value of each grant of options made in 1998, none of which were exercisable, was $37,750.
      The Company has an unfunded retirement program for outside directors first elected to the Board prior to July 1, 1997. The Board has adopted no retirement plan for directors newly elected after that date but may consider additional stock option grants in lieu of a retirement plan. The retirement benefit is the average compensation for the five calendar years preceding retirement. Directors who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service and an additional 10% for each year served thereafter, up to a maximum 100%. Benefits for directors who retire prior to age 70 will commence at the time of retirement from the Board or age 65, whichever comes later.

COMMITTEES OF THE BOARD
      The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. During 1998, the Audit Committee met three times, the Compensation Committee met two times, and the Corporate Governance Committee met three times. Committee memberships are shown on pages 6 through 10 of this Proxy Statement. The Audit Committee reviews external and internal auditing matters and recommends the selection of the Company's independent auditors for approval by the Board and ratification by shareholders. The Compensation Committee determines the compensation of the Company's senior management and administers its stock option and benefit programs. The Corporate Governance Committee is responsible for developing criteria for selecting and retaining members of the Board; seeks out qualified candidates for the Board; and reviews the performance of the Company, the Chief Executive Officer, and the Board. The Board of Directors met nine times in 1998. During 1998, all incumbent directors attended at least 75% of the aggregate number of Board meetings and committee meetings on which that director was a member.
      The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to the Company's annual meeting in June 2000, together with a description of the proposed nominee's qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary of the Company, and received at the Company's executive offices not later than December 15, 1999.

CERTAIN TRANSACTIONS
      The law firm of Phelps Dunbar, of which Reuben V. Anderson is a partner, rendered legal services to the Company that resulted in fees paid to the law firm by the Company in 1998 of $94,237. The management of the Company has determined that amounts paid by the Company for the services are fair and competitive.

MERGER WITH FRED MEYER
      On October 18, 1998, the Company signed an Agreement and Plan of Merger with Fred Meyer Inc., under which Fred Meyer will become a wholly-owned subsidiary of Kroger. The Agreement provides that six designated members of Fred Meyer's Board of Directors will become members of Kroger's Board of Directors after the merger is completed. In order to satisfy this commitment, upon completion of the merger, the Board of Directors will increase the size of the Board by six members. The disclosure on pages 6 through 10 above related to directors to which footnote (2) or (3) is appended applies only in the event the merger is completed prior to the date of the annual meeting. If the merger is completed after the annual meeting of shareholders, the six designated individuals will be elected by the Board to fill the vacancies created when the merger is completed.

                       COMPENSATION OF EXECUTIVE OFFICERS

--------------------------------------------------------------------------------
SUMMARY COMPENSATION
      The following table shows the compensation for the past three years of the Chief Executive Officer and each of the Company's four most highly compensated executive officers, excluding the Chief Executive Officer (the "named executive officers"):

                                          SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------
                                                                              LONG TERM
                                        ANNUAL COMPENSATION                COMPENSATION(1)
                                 ----------------------------------   -------------------------
                                                                               AWARDS
                                                                      -------------------------
                                                                      RESTRICTED    SECURITIES
                                                       OTHER ANNUAL     STOCK       UNDERLYING     ALL OTHER
   NAME AND PRINCIPAL             SALARY     BONUS     COMPENSATION     AWARDS     OPTIONS/SARS   COMPENSATION
        POSITION          YEAR     ($)        ($)          ($)           ($)           (#)            ($)
--------------------------------------------------------------------------------------------------------------
                                                                (2)         (3)             (4)            (5)
Joseph A. Pichler         1998   $560,385   $634,550     $32,133                      50,000        $ 45,974
  Chairman and Chief      1997   $471,508   $381,688     $21,441                      45,000        $ 30,575
  Executive Officer       1996   $452,400   $486,893     $18,741                      60,000        $ 26,760
David B. Dillon           1998   $409,615   $407,925     $ 7,702                      35,000        $ 12,157
  President and Chief     1997   $351,477   $254,458     $ 5,934                      30,000        $  9,280
  Operating Officer       1996   $326,977   $321,773     $ 5,186                      36,000        $504,955(6)
Michael S. Heschel        1998   $332,452   $216,488     $14,525       $533,626       22,500        $ 21,255
  Executive Vice
  President               1997   $291,292   $207,548     $11,703                      22,500        $ 16,020
  and Chief Information   1996   $268,100   $258,455     $ 9,275                      50,000        $ 13,470
  Officer
Warren F. Bryant          1998   $302,296   $208,257     $ 5,839                      22,500        $ 12,511
  President and Chief     1997   $292,972   $ 36,492     $ 5,087                      22,500        $ 10,630
  Executive Officer of    1996   $282,639   $ 78,767     $ 4,655                      30,000        $  9,807
  Dillon Companies, Inc.
W. Rodney McMullen        1998   $268,462   $181,300     $ 2,709       $667,032       30,000        $  5,147
  Senior Vice President   1997   $205,769   $114,506     $ 1,578       $ 79,375       25,000        $  3,524
  and Chief Financial     1996   $181,923   $138,740     $ 1,315                      30,000        $  3,045
  Officer

------------

(1) During the period presented, the Company has made no long-term incentive plan payouts other than restricted stock and stock options.
(2) Represents reimbursement for the tax effects of payment for certain premiums on a policy of life insurance.
(3) Messrs. Pichler, Dillon, Heschel, Bryant, and McMullen had 200,000, 9,600, 32,000, 4,000, and 21,000 shares outstanding, respectively, at January 2, 1999. These shares had an aggregate value of $12,100,000, $580,800, $1,936,000, $242,000, and $1,270,500, respectively, based on the market price of the Company's common stock on January 2, 1999. Restrictions remaining on outstanding restricted stock awards to Mr. Pichler in 1995, previously reported as a long-term incentive plan award, lapse in January 2000, based on performance goals achieved in 1995 through 1999 and more particularly described in the Compensation Committee Report that follows. The shares will vest immediately if Mr. Pichler leaves the Company due to death or disability or in the event of a change in control of the Company. The restrictions lapse on Mr. Dillon's award equally over the next two years. The restrictions on Mr. Heschel's awards lapse as to 18,000 shares in 1999, 4,000 shares in 2000, 2,000 shares in 2001, 4,000 shares in 2002, and
    4,000 shares in 2003. The restrictions on Mr. Bryant's award lapse equally over the next two years. The restrictions on Mr. McMullen's awards lapse as to 4,500 shares in 1999, 4,500 shares in 2000, 3,500 shares in 2001, 3,500 shares in 2002, and 5,000 shares in 2003. The Company is currently prohibited by contract from paying cash dividends on its common stock but, should this prohibition be lifted, dividends, as and when declared, would be payable on these shares.
(4) Represents options granted during the respective fiscal year. Options granted in 1996 vest for equal number of shares in the three succeeding years from the date of grant. Half of the options granted in 1997 and 1998 vest for equal number of shares in the five succeeding years from the date of grant. The other half vest based on the performance of the Company's common stock, as more particularly described on page 14. Options terminate in 10 years if not earlier exercised or terminated. No stock appreciation rights ("SARs") were granted in any of the three years presented.
(5) For 1998, these amounts include the Company's matching contribution under The Kroger Co. Savings Plan in the amounts of $864, $1,344, $864, $1,400, and $1,344, respectively, for Messrs. Pichler, Dillon, Heschel, Bryant, and McMullen and reimbursement of certain premiums for policies of life insurance in the amounts of $45,110, $10,813, $20,391, $11,111, and $3,803, respectively, for Messrs. Pichler, Dillon, Heschel, Bryant, and McMullen.
(6) $496,775 of this amount represents an additional payment to Mr. Dillon pursuant to the Company's relocation program.

STOCK OPTION/STOCK APPRECIATION RIGHT GRANTS
      The Company has in effect employee stock option plans pursuant to which options to purchase common stock of the Company are granted to officers and other employees of the Company and its subsidiaries. Half of the stock option grants made in 1998 to key executives of the Company, including the named executive officers, are performance-based options. Those options vest during the first four years from the date of grant only if the Company's stock price has achieved a 63% appreciation from the option price. Thereafter, those options vest only if the Company's stock price has achieved a minimum of a 13% appreciation per annum from the date of grant or 200% appreciation, whichever is less. The following table shows option grants in fiscal year 1998 to the named executive officers:

                                   OPTION/SAR GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------------------
                                                                              POTENTIAL REALIZABLE VALUE AT
                                                                              ASSUMED RATES OF STOCK PRICE
                             INDIVIDUAL GRANTS                                APPRECIATION FOR OPTION TERM
---------------------------------------------------------------------------   -----------------------------
                        NUMBER OF
                        SECURITIES     % OF TOTAL
                        UNDERLYING    OPTIONS/SARS   EXERCISE
                       OPTIONS/SARS    GRANTED TO     OR BASE
                       GRANTED (1)    EMPLOYEES IN     PRICE     EXPIRATION
        NAME               (#)        FISCAL YEAR    ($/SHARE)      DATE      0%      5% (2)      10% (2)
-----------------------------------------------------------------------------------------------------------
Joseph A. Pichler         50,000          1.66%       $44.47     4/16/2008    $0    $  699,155   $1,771,795
David B. Dillon           35,000          1.16%       $44.47     4/16/2008    $0    $  489,408   $1,240,257
Michael S. Heschel        22,500          0.75%       $44.47     4/16/2008    $0    $  314,620   $  797,308
Warren F. Bryant          22,500          0.75%       $44.47     4/16/2008    $0    $  314,620   $  797,308
W. Rodney McMullen        30,000          1.00%       $44.47     4/16/2008    $0    $  419,493   $1,063,077

------------
(1) No SARs were granted or outstanding during the fiscal year. Half of these options vest in equal number of shares on the five annual anniversary dates of the date of grant. The other half vest as described above this chart. The options terminate in 10 years if not earlier exercised or terminated.

(2) At these levels of assumed annual appreciation of stock price, none of the performance-based options will vest.

      The assumptions set forth in the chart above are merely examples and do not represent predictions of future stock prices or a forecast by the Company with regard to stock prices.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND OPTION/SAR VALUES
      The following table shows information concerning the exercise of stock options during fiscal year 1998 by each of the named executive officers and the fiscal year-end value of unexercised options:

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES TABLE
--------------------------------------------------------------------------------------------------------
                                                                NUMBER OF
                                                               SECURITIES
                                                               UNDERLYING          VALUE OF UNEXERCISED
                              SHARES                           UNEXERCISED             IN-THE-MONEY
                             ACQUIRED                        OPTIONS/SARS AT           OPTIONS/SARS
                                ON                           F/Y END (1) (#)        AT F/Y END (1) ($)
                             EXERCISE         VALUE           EXERCISABLE/             EXERCISABLE/
           NAME                (#)         REALIZED ($)       UNEXERCISABLE           UNEXERCISABLE
--------------------------------------------------------------------------------------------------------
Joseph A. Pichler             50,000        $2,053,564       451,000/88,000       $22,069,443/$2,201,720
David B. Dillon               50,000        $2,136,932       268,000/59,000       $12,956,605/$1,441,532
Michael S. Heschel            41,669        $1,066,857        18,500/48,167       $   652,676/$1,325,795
Warren F. Bryant              24,000        $  903,346       149,500/41,500       $ 7,045,906/$1,060,782
W. Rodney McMullen             3,000        $  147,368       181,000/50,000       $ 8,588,723/$1,214,636

------------
(1) No SARs were granted or outstanding during the fiscal year.

LONG-TERM INCENTIVE PLAN AWARDS
      The Company made no Long-Term Incentive Plan awards, excluding stock options and restricted stock, to any named executive officer during fiscal year 1998.

COMPENSATION COMMITTEE REPORT
      The Company's compensation policies are applicable to virtually all levels of its work force, including its executive officers. These policies require the Company to:

      - be competitive in total compensation;

      - include, as part of total compensation, opportunities for equity ownership;

      - use incentives that offer more than competitive compensation when the Company achieves superior results;

      - base incentive payments on earnings before interest, taxes, depreciation and LIFO charges ("EBITD") and on sales results.

      Accordingly, the Company's compensation plans include grants of stock options for executive, management, and hourly employees. In determining the size of option grants to the Chief Executive Officer and the other executive officers, the Compensation Committee considers, without use of a formula, competitive practices among retailers, the individual executive officer's level within Kroger and the level of past awards of stock options and restricted stock to the individual.
      The 1997 Long-Term Incentive Plan, approved by the shareholders at the Annual Meeting in 1997, authorized the issuance of 10,000,000 shares of common stock. During 1998, Kroger granted 3,099,710 stock options to approximately 4,750 employees throughout the Company. The number of options granted and the number of employees receiving options was typical of grants made in the past several years. The Company expects to continue to use a broad-based stock option program as a means of attracting and retaining employees, due to the direct relationship between value received by the optionee and shareholder return.
      The Compensation Committee establishes the fixed portion of executive officer cash compensation, or salary, by considering internal equity and competitor salary data as described below. Additionally, a large percentage of employees at all levels of the organization, including executive officers, are eligible to receive a bonus incentive based upon Company or unit performance. Bonus potentials for executives are established by level within the Company, and actual payouts are based on achievement of sales and EBITD targets. Actual payouts can exceed these potentials if results exceed the targets. Approximately 50% of total potential cash compensation of the executive officers is based on Company or unit EBITD and sales performance.
      The Committee establishes salaries for executive officers that generally are at the median of compensation paid by peer group companies for comparable positions (where data for comparable positions are available) with a bonus potential that, if realized, would cause their total cash compensation to be in the upper quartile of peer group compensation. In 1998, the Compensation Committee engaged two outside consultants to determine whether the compensation of executive officers continued to meet this compensation philosophy. Each consultant independently concluded that cash compensation for the Chief Executive Officer and the other executive officers fell short of the Committee's goal. Accordingly, the Committee has determined to make appropriate adjustments to salaries and bonuses over a 2-year period. The Committee has engaged the same consultants for 1999.
      The Company's outstanding performance in 1998 is reflected by bonuses paid for all executive officers. Bonus payouts for Messrs. Dillon, McMullen, and Pichler are based on combined Kroger and Dillon operations and represented 90.7% of their potentials. Mr. Bryant's bonus payout is based in total on Dillon operations and represented 121.7% of his potential. Mr. Covert's bonus payout is based in part on the manufacturing group's operations and represented 105.4% of his potential. All other executive officers received bonus payouts of 78.7% of their respective potentials.
      The compensation of Kroger's Chief Executive Officer is determined annually pursuant to the policies described above. Mr. Pichler's variable compensation or bonus for the last fiscal year, which represented 90.7% of his bonus potential, reflects the extent to which the Company achieved the EBITD and sales targets that were established by this Committee at the beginning of the year. The value of stock options granted to Mr. Pichler in the last fiscal year fluctuates based on the Company's performance in the stock market.
      In 1995, the Compensation Committee engaged Towers Perrin to compare the Chief Executive Officer's compensation to that of CEOs of other retailers and found that Mr. Pichler's compensation was not competitive. As a result, the Board made a performance based restricted stock award under which Mr. Pichler could earn as many as 100,000 shares over a five-year period. As with all other shares of Company common stock, these were adjusted to 200,000 shares to reflect the effect of the 2-for-1 stock split in 1997. The restrictions on these shares lapse on January 1, 2000, but only as to that number of shares remaining after certain reductions based on a comparison of the Company's shareholder return to that of a group including the Peer Group (see Performance Graph, below). In general, each fiscal year the Chief Executive Officer can earn up to 40,000 of the shares depending upon the extent to which the Company's performance exceeds that of the reference group. On the other hand, up to 20,000 otherwise previously earned shares will be forfeited in those years in which the Company's performance does not exceed the median compared to that same group. In 1995, 1996, 1997, and 1998, Mr. Pichler tentatively earned 40,000, 20,000, 40,000, and
40,000 shares, respectively. Mr. Pichler also is party to an employment contract with the Company that is more particularly described elsewhere in the Proxy statement. (See p.19). That agreement establishes minimum compensation at levels below his total compensation determined in consideration of the factors identified above.
      The Omnibus Budget Reconciliation Act of 1993 places a $1,000,000 limit on the amount of certain types of compensation for each of the executive officers that is tax deductible by the Company. The Company believes that its 1997 Long-Term Incentive Plan, under which stock option grants and restricted stock awards were made to the executive officers, complies with the Internal Revenue Service's regulations on the deductibility limit. Accordingly, the compensation expense incurred thereunder should be deductible. The Company continues to consider modifications to its other compensation programs based on the regulations. The Company's policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports the Company's compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is tax deductible by the Company.

Compensation Committee:
     T. Ballard Morton, Jr., Chair
     John T. LaMacchia, Vice-Chair
     John L. Clendenin
     Thomas H. O'Leary

PERFORMANCE GRAPH
      Set forth below is a line graph comparing the five year cumulative total shareholder return on the Company's common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the Peer Group comprised of major food companies:

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                  OF THE KROGER CO., S&P 500 AND PEER GROUP**

                                                         KROGER                      S&P 500                   PEER GROUP
                                                         ------                      -------                   ----------
'1993'                                                     100                         100                         100
'1994'                                                     120                         101                         106
'1995'                                                     186                         139                         139
'1996'                                                     230                         171                         171
'1997'                                                     329                         229                         222
'1998'                                                     601                         294                         347

   For the period presented, the Company's fiscal year ends generally on the
                        Saturday closest to December 31.
------------
   *Total assumes $100 invested on January 2, 1994 in The Kroger Co., S&P 500
    Index, and major food companies (the "Peer Group"), with reinvestment of dividends.
  **The Peer Group consists of Albertson's, Inc., American Stores Company,
    Fleming Companies, Inc., Giant Food Inc. (Class A), Great Atlantic & Pacific Tea Company, Inc., Safeway Inc., Supervalu Inc., The Vons Companies, Inc., and Winn-Dixie Stores, Inc. The Vons Companies, Inc. was acquired by Safeway Inc. on June 16, 1997. Giant Food Inc. was acquired by Koninklijke Ahold N.V. on December 14, 1998. As a result, both companies are excluded from this performance graph beginning with the year of the acquisition.

      The Company's peer group is composed of major food companies with which the Company competes.
      Neither the foregoing Compensation Committee Report nor the foregoing Performance Graph will be deemed incorporated by reference into any other filing, absent an express reference thereto.

                         COMPENSATION PURSUANT TO PLANS

      The Company maintains various benefit plans that are available to management and certain other employees. The Company derives the benefit of certain tax deductions as a result of its contributions to some of the plans. Each of the executive officers of the Company was eligible to participate in one or more of the following plans.

THE KROGER CO. EMPLOYEE PROTECTION PLAN
      The Company adopted The Kroger Co. Employee Protection Plan ("KEPP") during fiscal 1988 and renewed the plan in 1993 and in 1998. All management employees, including the executive officers, and administrative support personnel of the Company with at least one year of service are covered. KEPP provides for severance benefits and the extension of Company paid health care in the event an eligible employee actually or constructively is terminated from employment without cause within two years following a change of control of the Company (as defined in the plan). For persons over 40 years of age with more than six years of service, severance pay ranges from approximately 9 to 18 months' salary and bonus, depending upon Company pay level and other benefits. KEPP may be amended or terminated by the Board of Directors at any time prior to a change of control, and will expire in 2003 unless renewed by the Board of Directors.

PENSION PLANS
      The Company maintains the Kroger Retirement Benefit Plan, a defined benefit plan, to provide pension benefits to retired or disabled management employees and certain groups of hourly personnel. The Plan generally provides for benefits at age 62 or later equal to 1 1/2% times the years of service, after attaining age 21, (or, for participants prior to January 1, 1986, after attaining age 25) times the highest average earnings for any five years during the ten calendar years preceding retirement, less an offset tied to Social Security benefits. The Company also maintains an Excess Benefits Plan under which the Company pays benefits which exceed the maximum benefit payable under ERISA by defined benefit plans. The following table gives examples of annual retirement benefits payable on a straight-life basis under the Company's retirement program.

                                                YEARS OF SERVICE
       FIVE YEAR         ---------------------------------------------------------------
  AVERAGE REMUNERATION      15         20         25         30         35         40
  --------------------   --------   --------   --------   --------   --------   --------
       $  150,000        $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750   $ 90,000
          250,000          56,250     75,000     93,750    112,500    131,250    150,000
          450,000         101,250    135,000    168,750    202,500    236,250    270,000
          650,000         146,250    195,000    243,750    292,500    341,250    390,000
          850,000         191,250    255,000    318,750    382,500    446,250    510,000
          900,000         202,500    270,000    337,500    405,000    472,500    540,000
        1,200,000         270,000    360,000    450,000    540,000    630,000    720,000
        1,500,000         337,500    450,000    562,500    675,000    787,500    900,000

      No deductions have been made in the above table for offsets tied to Social Security benefits.
      Remuneration earned by Messrs. Pichler, Dillon, Heschel, Bryant, and McMullen in 1998, which was covered by the Plan, was $942,073, $664,073, $540,000, $0, and $382,968, respectively. As of January 2, 1999, they had 11, 3,
7, 17, and 13 years of credited service, respectively.

DILLON PLANS
      Dillon Companies, Inc. and its subsidiaries maintain pension, profit sharing, stock ownership, and savings plans that provide benefits at levels comparable to the plans described above. David B. Dillon has 20 years of credited service and Joseph A. Pichler has 6 years of credited service under certain of the pension and profit sharing plans, but no further credited service will be accrued for either of them under those plans. Warren F. Bryant has 10 years of credited service under these plans and remuneration earned by him which was covered by those plans during 1998 was $338,778.

      Under the Dillon Employees' Profit Sharing Plan, Dillon and each of its participating subsidiaries contributes a certain percentage of net income, determined annually, to be allocated among participating employees based on the percent that the participating employee's total compensation bears to the total compensation of all participating employees employed by the particular Dillon division or subsidiary. On participating employees' termination upon attaining the age 60, death or disability, they are entitled to their full contribution account balance. In addition to this plan, Dillon and several of its subsidiaries have adopted the Dillon Pension Plan, a defined benefit plan, for their eligible employees. Under the pension plan, the normal retirement benefit for eligible employees is a certain percentage of average compensation during a certain period of employment multiplied by the years of credited service (in some of these plans there is a maximum period of credited service), minus the benefit provided by the Profit Sharing Plan (except as may be limited by provisions of ERISA).
      The following table shows the estimated annual pension payable upon retirement to persons covered by Dillon's Plans. Benefits payable under the Profit Sharing Plan may exceed the amount payable under the Pension Plan, and participants are entitled to the greater of the two. The table does not reflect benefits payable under Dillon's Profit Sharing Plan, since benefits under that plan are not determined by years of service, and no deductions have been made in the table for offsets tied to Social Security benefits. Dillon also maintains an Excess Benefit Plan that pays benefits which exceed the maximum benefit payable under ERISA by defined benefit and defined contribution plans.

                                        YEARS OF SERVICE
    AVERAGE      ---------------------------------------------------------------
  COMPENSATION      15         20         25         30         35         40
  ------------   --------   --------   --------   --------   --------   --------
    $150,000     $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750   $ 90,000
     250,000       56,250     75,000     93,750    112,500    131,250    150,000
     450,000      101,250    135,000    168,750    202,500    236,250    270,000
     650,000      146,250    195,000    243,750    292,500    341,250    390,000
     850,000      191,500    255,000    318,750    382,500    446,250    510,000

      The amounts contributed by Dillon and its subsidiaries pursuant to these retirement plans are not readily ascertainable for any individual, and thus are not set forth above.

EMPLOYMENT CONTRACTS
      The Company entered into an amended and restated employment agreement with Mr. Pichler dated as of July 22, 1993. During his employment, the Company agrees to pay Mr. Pichler at least $420,000 a year, unless the amount is reduced due to adverse business conditions. Mr. Pichler's employment may be terminated at the discretion of the Board of Directors. The contract also provides that the Company will continue to pay Mr. Pichler's salary to his beneficiary for a period of five years after a termination of employment resulting from his death, or will pay to Mr. Pichler his salary for a term equal to the lesser of five years or until October 4, 2005, if Mr. Pichler's termination of employment results from his involuntary separation. The Company also has agreed to reimburse Mr. Pichler for premiums on a policy of life insurance plus the tax effects of that reimbursement. After his termination of employment for any reason after age 62, if he is not entitled to receive the salary continuation described above, Mr. Pichler will, in exchange for his availability to provide certain consulting services, then receive each year until his death an amount equal to 25% of the highest salary paid him during the term of this agreement.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

      As of February 5, 1999, the directors of the Company, the named executive officers and the directors and executive officers as a group, beneficially owned shares of the Company's common stock as follows:

                                                                          AMOUNT AND
                                                                     NATURE OF BENEFICIAL
                            NAME                                          OWNERSHIP
------------------------------------------------------------------------------------------------
Reuben V. Anderson..........................................           13,066(1)
Robert D. Beyer.............................................                0(2)
Warren F. Bryant............................................          177,393(3)(4)(5)
Ronald W. Burkle............................................                0(2)
John L. Clendenin...........................................           13,066(1)
David B. Dillon.............................................          476,192(4)(5)(6)
Michael S. Heschel..........................................           52,601(4)(5)
Carlton J. Jenkins..........................................                0(2)
Bruce Karatz................................................                0(2)
John T. LaMacchia...........................................           13,066(1)
Edward M. Liddy.............................................            7,866(7)
W. Rodney McMullen..........................................          239,532(4)(5)
Robert G. Miller............................................            1,000(2)
Clyde R. Moore..............................................            1,400(8)
T. Ballard Morton, Jr. .....................................           31,066(1)
Thomas H. O'Leary...........................................           13,066(1)
Katherine D. Ortega.........................................           14,244(1)
Joseph A. Pichler...........................................        1,069,308(4)(5)(9)
Steven R. Rogel.............................................                0(2)
Martha Romayne Seger........................................           13,466(1)
Bobby S. Shackouls..........................................                0(10)
James D. Woods..............................................           13,066(1)
Directors and Executive Officers as a group (including those
  named above)..............................................        2,754,707(4)(5)(11)(12)

--------------------------------------------------------------------------------

 (1) This amount includes 11,066 shares that represent options exercisable on or before April 6, 1999.

 (2) The named individual was not a director of the Company on February 5, 1999, but will only become a director of the Company when the merger with Fred Meyer is completed. That may occur before or after the date of the annual meeting. On February 5, 1999, Messrs. Beyer, Burkle, Jenkins, Karatz, Miller, and Rogel, beneficially owned 947, 14,463,978, 242, 2,651, 851,120, and 7,073 shares of Fred Meyer common stock, respectively. Mr. Miller's shares include 786,722 options exercisable on or before April 6, 1999. Mr. Beyer disclaims ownership of 56,878 shares not included in his total. Mr. Burkle disclaims beneficial ownership of his shares, except to the extent of his pecuniary interest in them. Based on Amendment No. 4 to Schedule 13D filed with the SEC, 3,573,000 of those shares have been pledged to secure, and may be required to be forfeited upon settlement of, a derivative security transaction in Fred Meyer common stock that some of Mr. Burkle's affiliates have entered into. Mr. Burkle's total also includes a currently exercisable warrant held by affiliates to purchase 3,869,366 shares, and 66,390 shares held by a charitable trust of which Mr. Burkle is trustee. Upon completion of the merger with Fred Meyer the shares will be converted into shares of Kroger common stock, the options will become options to purchase Kroger common stock and the warrant will become a warrant to purchase Kroger common stock.

 (3) This amount does not include 4,856 shares owned by Mr. Bryant's wife. Mr. Bryant disclaims beneficial ownership of these shares.

 (4) This amount includes shares that represent options exercisable on or before April 6, 1999, in the following amounts: Mr. Bryant, 149,500; Mr. Dillon, 268,000; Mr. Heschel, 18,500; Mr. McMullen, 181,000; Mr. Pichler, 451,000;
     and all directors and executive officers as a group, 1,622,276.

 (5) The fractional interest resulting from allocations under Kroger's 401(k) plan and Dillon's ESOP and 401(k) plan has been rounded to the nearest whole number.

 (6) This amount does not include 88,159 shares owned by Mr. Dillon's wife, 27,012 shares in his children's trust or 26,568 shares owned by his children. Mr. Dillon disclaims beneficial ownership of these shares.

 (7) This amount includes 3,066 shares that represent options exercisable on or before April 6, 1999.

 (8) This amount includes 400 shares that represent options exercisable on or before April 6, 1999.

 (9) This amount does not include 16,560 shares owned by Mr. Pichler's wife. Mr. Pichler disclaims beneficial ownership of these shares.

(10) Mr. Shackouls became a member of the Board on February 26, 1999.

(11) The figure shown does not include an aggregate of 15,080 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not listed above. In each case the director or executive officer disclaims beneficial ownership of those shares.

(12) No director or executive officer owned as much as 1% of the common stock of the Company. The directors and executive officers as a group beneficially owned 1.1% of the common stock of the Company.

      As of February 6, 1999, the following persons reported beneficial ownership of the Company's common stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

                                                                                               AMOUNT
                                                                                                 AND
                                                                                              NATURE OF      PERCENTAGE
                       NAME                               ADDRESS OF BENEFICIAL OWNER         OWNERSHIP       OF CLASS
-----------------------------------------------------------------------------------------------------------------------
The Kroger Co. Savings Plan                          1014 Vine Street                       26,846,519(1)       10.4%
                                                     Cincinnati, OH 45202
The Dillon Cos. Employee Master Trust                700 East 30th Street                   17,009,686(1)        6.6%
                                                     Hutchinson, KS 67052

------------
(1) Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plans.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Those officers, directors, and shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
      Based solely on its review of the copies of forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 1998 all filing requirements applicable to its officers, directors and ten percent beneficial owners were timely satisfied except that Mr. Lawrence Turner filed an amended Form 4 reporting the inadvertent understatement of 7,000 shares reported in the exercise of a stock option and the sale of the underlying securities, and Ms. Lynn Marmer filed a Form 5 reporting the sale of 200 shares of stock that inadvertently was not reported on a Form 4 during 1998.

                   INCREASE AUTHORIZED SHARES OF COMMON STOCK
                                  (ITEM NO. 2)

      The Board of Directors believes it would be in the best interest of the Company and its shareholders and therefore proposes that the shareholders authorize the amendment of the Amended Articles of Incorporation to increase the number of shares of common stock ("Common Stock") that the Company may issue from the 1,000,000,000 shares presently authorized to 2,000,000,000 shares (the "Proposal"). If the Proposal is approved by shareholders, the increase in authorized shares of Common Stock will be implemented by filing Amended Articles of Incorporation with the Ohio Secretary of State if and when determined by the Board of Directors to be in the best interest of the Company. On March 23, 1999, there were 257,856,756 shares of Common Stock issued and outstanding. An additional approximately 36,000,000 shares of Common Stock have been reserved for issuance pursuant to the Company's stock option and other employee benefit plans. Upon completion of the merger with Fred Meyer, approximately 156,800,000 additional shares of Common Stock will be outstanding and approximately 15,500,000 additional shares will be reserved for issuance to holders of Fred Meyer's outstanding stock options and warrants.
      The purpose of the proposal is to provide additional shares that could be used for proper corporate purposes, including, without limitation, stock splits, acquisitions, other compensation plans, and raising additional capital. The officers of the Company are from time-to-time engaged in general discussions with principals of other organizations and other companies with a view toward possible acquisitions by the Company. If the Proposal is adopted, the Board of Directors will have the authority to issue the additional authorized shares or any part thereof to such persons and for such consideration as it may determine without further action by the shareholders except as shareholder action may be required by law or contractual arrangements. Any such issuances (or an issuance of authorized but unissued preferred stock) could have the effect of discouraging an attempt to acquire control of the Company. For example, stock could be issued to persons, firms or entities known to be friendly to management. With the exception of the warrant dividend plan discussed in the accompanying annual report and redemption provisions contained in debt instruments exercisable upon a change in control, there are no other provisions of the Company's Amended Articles of Incorporation, Regulations, or debt instruments that management believes could reasonably be deemed to have an anti-takeover effect. Except with respect to shares to be issued in connection with the Fred Meyer merger and $1,600,000 worth of shares to be issued in connection with a pending acquisition in Indiana, and under stock option and employee benefit plans, as set forth in the preceding paragraph, the Company does not now have any commitments, arrangements or understandings that would require the issuance of additional shares of Common Stock. Upon completion of the merger with Fred Meyer, a warrant to purchase shares of Fred Meyer will become a warrant to purchase Company Common Stock.
      Under Ohio law, a plan of merger requires shareholder approval if the non-surviving entity acquires one-sixth or more of the voting power of the Company. In addition, the Company is required by the rules of the New York Stock Exchange to submit certain transactions to a vote of its shareholders, including, without limitation, mergers involving subsidiaries (which otherwise are not subject to required approval of the Company's shareholders), where the issuance of shares of Common Stock could result in an increase in the number of outstanding shares by 20 percent or more. Approval of the proposal would not alter in any way the Company's obligations under these authorities.
      Each additional share of Common Stock authorized by the proposed amendment will have the same rights and privileges as each share of outstanding Common Stock. Shareholders of Common Stock have no preemptive rights to receive or purchase any shares of the presently authorized but unissued Common Stock or to the shares authorized by this proposed amendment.
      In order for the Proposal to be adopted, it must be approved by the holders of a majority in voting power of the outstanding shares of Common Stock.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

                 APPROVAL OF THE 1999 LONG-TERM INCENTIVE PLAN
                                  (ITEM NO. 3)

      The Board of Directors has adopted, subject to shareholder approval, The Kroger Co. 1999 Long-Term Incentive Plan ("Plan") for which a maximum of 10,000,000 shares of common stock will be reserved. The purpose of the Plan is to assist in attracting and retaining employees and directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company. If approved, the Plan will be effective as of May 20, 1999.

      In 1988, the Company instituted a broad-based stock option program designed to motivate employees at all levels of the organization. In 1998 the stock option committee made grants of stock options to approximately 4,750 employees. This program was adopted in efforts to more closely align the interests of employees and shareholders, as stock appreciation will benefit both non-employee shareholders and employees. The 1999 Long-Term Incentive Plan continues this policy.

      The stock option committee intends to continue to impose performance criteria on the vesting of a portion of the stock options granted to approximately 100 of the most senior executives. Performance based options will comprise half of the grant made to these individuals. Previously, these options vested during the first four years from the date of the grant only if the Company's stock price achieved a 63% appreciation from the option price. Thereafter, the options vested only if the Company's stock price achieved a minimum of a 13% appreciation per annum from the date of grant or 200% appreciation, whichever is less. We expect that for 1999 these options will vest during the first four years from the date of the grant only if the Company's stock price has achieved a 75% appreciation from the option price. Thereafter, it is expected that the options vest only if the Company's stock price has achieved a minimum of a 15% appreciation per annum from the date of grant or 252% appreciation, whichever is less. The other half of the options granted to these individuals are expected to vest in equal installments over five years from the date of grant. The stock option committee intends to consider these same limitations and other alternatives for future grants.

DESCRIPTION OF THE PLAN

      General. The Plan consists of three separate programs; the Insider Program, the Non-Insider Program and the Outside Director Program. Officers of the Company, including inside directors, subject to Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") are eligible for grants or awards under the Insider Program while all other employees of the Company are eligible for grants or awards under the Non-Insider Program. Non-employee directors will receive grants under the Outside Director Program as more particularly described below. Currently, 12 employees are eligible to participate in the Insider Program and the remaining approximately 213,000 employees of the Company are eligible to participate in the Non-Insider Program. Grants will be made under the Outside Director Program to all non-employee directors who own a minimum of 1,000 shares of common stock of the Company on the date of the grant. As of February 5, 1999, ten of the non-employee directors are eligible for grants under the Outside Director Program. Mr. Shackouls became a member of the Board on February 26, 1999. We anticipate that he will be eligible for a grant on the date of the annual meeting. If the merger with Fred Meyer occurs prior to the annual meeting, Messrs. Beyer, Burkle, Jenkins, Karatz, and Rogel will become directors, and they will be eligible for grants on the date of the annual meeting if they meet the share ownership criteria on the date of the annual meeting.

      Administration. The Insider Program and the Outside Director Program will be administered by a committee of the Board of Directors that meets the standards of Rule 16b-3(d)(1) under the Exchange Act and initially will be those members of the Compensation Committee of the Board of Directors who qualify as "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Non-Insider Program will be administered by a committee appointed by the Chief Executive Officer, the members of which are ineligible to receive grants or awards under the Non-Insider Program. The administering committee in each case is referred to as the "Committee."

      The Committee is authorized to grant nonstatutory stock options and to award restricted stock to participants under the Insider Program and the Non-Insider Program. Annually, the Committee will grant to eligible participants under the Outside Director Program a nonstatutory stock option to purchase 2,000 shares of common stock of the Company. The Committee will determine the types and amounts of awards or grants, the recipients of awards or grants, vesting schedules, restrictions, performance criteria, and other provisions of the grants or awards. All of these provisions will be set forth in a written agreement with the participant.

      In addition to other rights of indemnification they may have as directors or employees of the Company, members of the Committee will be indemnified by the Company for reasonable expenses incurred in connection with defense of any action brought against them by reason of action taken or failure to act under or in connection with the Plan or any grant or award thereunder, if the members acted in good faith and in a manner which they believed to be in the best interests of the Company.

      The Board of Directors may terminate or amend the Plan at any time without shareholder approval, except that it may not amend the Plan without shareholder approval if required by applicable law, regulations, or rules of the principal exchange or interdealer quotation system on which the common stock is listed or quoted. Unless earlier terminated by the Board of Directors, the Plan will terminate on February 26, 2009. Termination of the Plan will have no effect on the validity of any options or restricted stock outstanding on the date of termination. Unless otherwise provided in the agreement, awards and grants will not be transferable other than by will or the laws of descent and distribution.

      Shares Subject to Grant. Under the Plan up to 10,000,000 authorized but unissued or reacquired shares of common stock may be issued upon the exercise of nonstatutory stock options and as restricted stock. In no event may any participant receive awards and grants totaling more than 500,000 shares of common stock in the aggregate under the Plan.

      If an option expires, or if restricted stock is not issued or is forfeited prior to the payment of a dividend on those shares to a participant, the shares not exercised, unissued or forfeited, as the case may be, will generally become available for other grants or awards under the Plan.

      Outside Director Program. The Outside Director Program is a formula plan in which non-employee directors who own at least 1,000 shares of common stock of the Company at the time of the grant will receive annually during each of 1999 through 2001, a nonstatutory stock option to purchase 2,000 shares of common stock at an option price equal to the fair market value of the common stock on the date of the grant. The option generally will have a 10-year term (subject to earlier termination in the event of termination of Board membership other than by reason of retirement) and will vest in equal share amounts, respectively, on the five annual anniversary dates from the date of grant. The Plan provides for the first grant to eligible directors of nonstatutory options covering 2,000 shares of common stock to be made on May 20, 1999, subject to approval by the Company's stockholders of the Plan.

      Stock Options. Nonstatutory stock options granted under the Plan will have exercise prices not less than the greater of the fair market value per share of the optioned stock or the par value of a share of common stock, a term of not more than ten years after the date of grant, and generally may not be exercised before six months from the date of grant. Subject to the terms of the Plan, the Committee determines the vesting schedule and other terms and conditions applicable to stock options granted to employees. In recent years, option grants have not become exercisable earlier than one year from the date of grant. An eligible participant may receive more than one option.

      The Committee may in its discretion provide for the payment of the option exercise price otherwise than in cash, including by delivery of common stock, valued at its fair market value on the date of exercise, or by a combination of both cash and common stock.

      Restricted Stock. The Committee may award restricted stock to participants. The stock will be subject to forfeiture, restrictions on transferability, and other restrictions as specified in the agreement. The Committee has authority to impose other terms and conditions as it may determine in its discretion including making the vesting of awards contingent on the achievement of performance goals. Performance goals may be established by the Committee and may be based on earnings or earnings growth; sales; return on assets, equity or investment; total shareholder return; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; achievement of balance sheet or income statement objectives or any other objective goals established by the Committee and may be absolute in terms or measured against or in relation to other companies comparably, or otherwise situated to the Company. During the period that a restricted stock award is subject to restrictions, an employee has the right to vote the shares and to receive dividends. The maximum number of shares of restricted stock that can be issued under the Plan is 500,000.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      Nonstatutory Stock Options. A grantee will not recognize income on the grant of a nonstatutory stock option but generally will recognize ordinary income upon the exercise thereof. The amount of income recognized upon the exercise of a nonstatutory stock option generally will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, provided the shares issued are either transferable or not subject to a substantial risk of forfeiture.

      In the case of ordinary income recognized by a grantee as described above in connection with the exercise of a nonstatutory stock option, the Company will be entitled to a deduction in the amount of ordinary income so recognized by the grantee, provided the Company satisfies certain federal income tax reporting requirements.

      Restricted Stock. The recipient of restricted stock is not required to include the value of these shares in ordinary income until the first time the grantee's rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless the grantee elects to be taxed on receipt of the shares. In either case, the amount of income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount paid for the stock. The Company will be entitled to a deduction in the amount of the ordinary income recognized by the grantee for the Company's taxable year which includes the last day of the grantee's taxable year in which the grantee recognizes the income, provided the Company satisfies certain federal income tax reporting requirements.

      General. The rules governing the tax treatment of options and restricted stock and stock acquired upon the exercise of options are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

      Tax Deductibility Cap. Section 162(m) of the Code provides that certain compensation received in any year by a "covered employee" in excess of $1,000,000 is non-deductible by the Company for federal income tax purposes.
Section 162(m) provides an exception, however, for "performance-based compensation." The Committee currently intends to structure grants and awards made under the Plan to "covered employees" as performance-based compensation that is exempt from Section 162(m).

                               NEW PLAN BENEFITS

                                                                 1999 LONG-TERM INCENTIVE PLAN
                                                                 -----------------------------
                                                                  DOLLAR           NUMBER OF
                   NAME AND POSITION(1)                            VALUE             UNITS
                   --------------------                        -------------    ----------------
Non-Executive Director Group...............................        $0(2)           20,000(3)

---------------

(1) Awards, values and benefits are not determinable for other than the Non-Executive Director Group.
(2) Options to be granted to Non-Executive Directors upon approval of shareholders at fair market value of stock.
(3) Based on number of eligible Non-Executive Directors as of February 5, 1999. Mr. Shackouls became a Board member on February 26, 1999. Messrs. Beyer, Burkle, Jenkins, Karatz, and Rogel will become members of the Board upon completion of the merger with Fred Meyer.

     THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

                             SELECTION OF AUDITORS
                                  (ITEM NO. 4)

      The Board of Directors, on February 26, 1999, appointed the firm of PricewaterhouseCoopers LLP as Company auditors for 1999, subject to ratification by shareholders. This appointment was recommended by the Company's Audit Committee, comprised of directors who are not employees of the Company. If the firm is unable for any reason to perform these services, or if selection of the auditors is not ratified, other independent auditors will be selected to serve. Ratification of this appointment requires the adoption of the following resolution by the affirmative vote of the holders of a majority of the shares represented at the meeting:

     "RESOLVED, That the appointment by the Board of Directors of PricewaterhouseCoopers LLP as Company auditors for 1999 be, and it hereby is, ratified."

      A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.
      THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

                              SHAREHOLDER PROPOSAL
                                  (ITEM NO. 5)

      The Company has been notified by the Plumbers & Pipefitters National Pension Fund, 103 Oronoco Street, Alexandria, Virginia 22314-2015, the beneficial owner of 46,300 shares of Kroger common stock, that it intends to propose the following resolution at the annual meeting:

      Resolved, that the shareholders of the Kroger Company, request that the Board of Directors take those steps necessary to provide that all directors be elected annually and not by classes as is now provided.

      The following is the statement submitted in support of this proposal:

      Classified Boards remove the threat of annual elections from directors. As a result, directors may lose their sense of accountability to shareholders and make decisions more in the interests of management than in the interests of shareholders. A classified Board of Directors also maintains the current board and, therefore, current management. This limits the accountability of both the Board and management to stockholders.

      A classified Board of Directors also imposes a barrier to control of the company that may make it less attractive as a potential acquisition. In addition to discouraging some potential acquirers and making change more difficult, it could also result in a period of division and controversy on the Board of Directors if some but not all Directors are replaced in connection with a takeover attempt. These consequences do not benefit shareholders.

      According to the Investor Responsibility Research Center (IRRC) shareholder proposals to repeal classified boards win high levels of voting support from shareholders while company proposals to classify boards have run into increasing difficulty obtaining support from shareholders. IRRC also reports that "shareholder support for proposals to repeal classified boards rose to a record level in 1997, averaging 43.8 percent of the votes cast...." Twelve shareholder resolutions to repeal classified boards won majority votes in 1997. As of the deadline for submitting this resolution, 13 shareholder resolutions to repeal classified boards have won majority votes in 1998.

      A number of large companies have moved away from staggered boards in recent years. Time Warner put the repeal of its classified board to a shareholder vote in 1997. The resolution passes with 80.9 percent of the vote. Other companies which have moved away from classified boards include Ameritech, Westinghouse, Lockheed-Martin, Campbell Soups, Atlantic Richfield, Pacific Enterprises and the Travelers Group.

      In contrast, fewer companies propose to adopt classified Boards. Five management proposals to adopt classified boards failed in 1997.

      The annual election of Directors at the Kroger Company will allow shareholders the opportunity to register annually their views of the performance of the Board of Directors collectively and of each Director individually. This will enhance the accountability of the Board and management to shareholders.

      Please vote for this proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE RESOLUTION FOR THE FOLLOWING REASONS:

      The shareholders of Kroger decided, by action at the annual meeting of shareholders in 1973 with 95% of the votes cast in favor of the proposal, that its Board of Directors should be divided into three classes with directors elected to staggered three-year terms. This was to insure continuity of experienced Board members. Prior to this time, all directors were elected annually.

      The Board of Directors believes that the classification gives the Board a greater continuity of experience since a majority of directors at any given time will have experience with the business affairs and operations of the Company. This permits more effective long-term strategic planning in use of Company resources. The Board believes that continuity and quality of leadership that result from the classified Board creates long-term value for the shareholders.

      A classified Board reduces the possibility of a sudden and surprise change in majority control of the Board. It also has the effect, in tandem with the warrant dividend plan adopted in 1986, of impeding disruptive and inequitable tactics that have become relatively common corporate take-over practices. PRIOR TO RECOMMENDING AN EXTENSION OF THE TERM OF THE WARRANT DIVIDEND PLAN FOR TEN YEARS IN 1996, MANAGEMENT CONSULTED WITH ITS OUTSIDE ADVISORS AND DETERMINED THAT RETENTION OF THE WARRANT DIVIDEND PLAN AND A CLASSIFIED BOARD WAS IN THE BEST INTERESTS OF SHAREHOLDERS.

      In the event of a hostile take-over attempt, the fact that approximately two-thirds of the Board members have tenure for more than a year would encourage initiation of arms-length discussions with the Board. The Board is in the best position to evaluate and negotiate a transaction that is in the best interest of shareholders and other affected constituencies.

      Directors elected for staggered terms are not any less accountable or responsive to shareholders than they would be if elected annually. The same standards of performance apply to all directors regardless of the term of service. The shareholders always retain the ability to replace directors or propose and elect alternate nominees for the class of directors to be elected each year. Therefore, you continue to enjoy a significant opportunity to express your views regarding the Board's performance and to influence the Board's composition.

EFFECT OF ADOPTION

      If approved, this proposal will serve as a recommendation to the Board of Directors to take the necessary steps to eliminate the classified Board, but it will not declassify the board. If the proposal is adopted, and if the Board subsequently agrees with the recommendation, implementation of the proposal would require the modification of Kroger's regulations regarding the terms of directors. In accordance with amendments to the regulations approved by Kroger shareholders in 1986, the necessary modification of the regulations to implement annual election of all Board members requires the favorable vote at a subsequent shareholders' meeting of the holders of at least 75% of the then outstanding shares of voting stock of Kroger.
                          ---------------------------

      SHAREHOLDER PROPOSALS--2000 ANNUAL MEETING. Shareholder proposals intended for inclusion in the Company's proxy material relating to the Company's annual meeting in June 2000 should be addressed to the

Secretary of the Company and must be received at the Company's executive offices not later than December 15, 1999. These proposals must comply with the proxy rules established by the Securities and Exchange Commission. In addition, the proxy solicited by the Board of Directors for the 2000 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless the Company is provided with notice of the proposal before February 27, 2000.
                          ---------------------------

      Attached to this Proxy Statement is the Company's 1998 Annual Report which includes a brief description of the Company's business indicating its general scope and nature during 1998, together with the audited financial information contained in the Company's 1998 report to the Securities and Exchange Commission on Form 10-K. A COPY OF THAT REPORT IS AVAILABLE TO SHAREHOLDERS ON REQUEST BY
WRITING: LAWRENCE M. TURNER, VICE PRESIDENT AND TREASURER, THE KROGER CO., 1014 VINE STREET, CINCINNATI, OHIO 45202-1100 OR BY CALLING 1-513-762-1220. The Company's SEC filings are available to the public from the SEC's web site at http://www.sec.gov.
      The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

                                             By order of the Board of Directors,

                                             Paul W. Heldman, Secretary

                               1998 ANNUAL REPORT

                             FINANCIAL REPORT 1998

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING
      The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.
      The Company's financial statements have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company's financial records and related data, as well as the minutes of stockholders' and directors' meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.
      Management of the Company has established and maintains a system of internal control that provides reasonable assurance as to the integrity of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process. The policies and procedures are updated as necessary. Management continually monitors the system of internal control for compliance. The Company maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of the Company's financial statements, PricewaterhouseCoopers LLP completed a review of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and PricewaterhouseCoopers LLP's recommendations concerning the Company's system of internal control and has taken actions that we believe are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of January 2, 1999, the Company's system of internal control is adequate to accomplish the objectives discussed herein.
      Management also recognizes its responsibility for fostering a strong ethical climate so that the Company's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Company's code of corporate conduct, which is publicized throughout the Company. The code of conduct addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those relating to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

JOSEPH A. PICHLER                       W. RODNEY MCMULLEN
Chairman of the Board and               Senior Vice President and
Chief Executive Officer                 Chief Financial Officer

AUDIT COMMITTEE CHAIR'S LETTER
      The Audit Committee of the Board of Directors is composed of five independent directors. The committee held three meetings during fiscal year 1998. In addition, members of the committee received and reviewed various reports from the Company's internal auditor and from PricewaterhouseCoopers LLP throughout the year.
      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Committee recommended to the Board of Directors, subject to shareowner approval, the selection of the Company's independent public accountant, PricewaterhouseCoopers LLP. The Audit Committee discussed with the Company's internal auditor and PricewaterhouseCoopers LLP the overall scope and specific plans for their respective audits. The committee also discussed the Company's consolidated financial statements and the adequacy of the Company's internal controls. At each meeting, the Committee met with the Company's internal auditor and PricewaterhouseCoopers LLP, in each case without management present, to discuss the results of their audits, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. Those meetings also were designed to facilitate any private communications with the Committee desired by the Company's internal auditor or PricewaterhouseCoopers LLP.

                                         KATHERINE D. ORTEGA
                                         Audit Committee Chair

                                  THE COMPANY

      The Kroger Co. (the "Company") was founded in 1883 and incorporated in 1902. As of January 2, 1999, the Company was the largest grocery retailer in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The Company's principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202 and its telephone number is
(513) 762-4000.

      As of January 2, 1999, the Company operated 1,410 supermarkets, most of which are leased. Of this number, 1,145 supermarkets were operated, directly or through a partnership composed of the Company and wholly-owned subsidiaries of the Company, principally under the Kroger name in the Midwest and South. Dillon Companies, Inc. ("Dillon"), a wholly-owned subsidiary of the Company, operated 265 supermarkets directly or through wholly-owned subsidiaries (the "Dillon Supermarkets"). The Dillon Supermarkets, principally located in Colorado, Kansas, Arizona and Missouri, operate under the names "King Soopers", "Dillon Food Stores", "Fry's Food Stores", "City Market", "Gerbes Supermarkets", and "Sav-Mor".

      As of January 2, 1999, the Company, through its Dillon subsidiary, operated 797 convenience stores under the trade names of "Kwik Shop", "Quik Stop Markets", "Tom Thumb Food Stores", "Turkey Hill Minit Markets", "Loaf 'N Jug", and "Mini-Mart". The Company owned and operated 684 of these stores while 113 were operated through franchise agreements. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

      The Company intends to develop new food and convenience store locations and will continue to assess existing stores as to possible replacement, remodeling, enlarging, or closing.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

SALES
      Our total sales in the fourth quarter 1998 increased 12.9% from $6.5 billion to $7.3 billion, compared to the fourth quarter 1997. The fourth quarter of 1998 had an extra week compared to the same quarter of 1997 because fiscal 1998 contained 53 weeks compared to a 52 week year in 1997. For the full year, total sales increased 6.2% and food store sales increased 6.5%. In the fourth quarter 1998, food store sales increased 13.2%. Sales by operating segments for the three years ended January 2, 1999, were as follows:

                                              1998                 1997                 1996
                           % OF 1998    -----------------    -----------------    -----------------
                             SALES      AMOUNT     CHANGE    AMOUNT     CHANGE    AMOUNT     CHANGE
                           ---------    -------    ------    -------    ------    -------    ------
                                                    (MILLIONS OF DOLLARS)
Food Stores..............     93.7%     $26,423     +6.5%    $24,801     +5.5%    $23,508     +4.5%
Convenience Stores.......      3.6%       1,003     -0.2%      1,006     +6.0%        948    +11.6%
Other sales..............      2.7%         777     +2.2%        760     +6.5%        714    +19.0%
                             -----      -------              -------              -------
Total sales..............    100.0%     $28,203     +6.2%    $26,567     +5.5%    $25,170     +5.1%

      After adjusting for the 53rd week in 1998, fourth quarter total sales increased 3.9%, from $6.5 billion to $6.8 billion, and food store sales rose 4.3%, from $6.1 billion to $6.3 billion. These are in comparison to fourth quarter 1997. After adjusting for the extra week in 1998, the percentage of change in sales by operating segments for the three years ended January 2, 1999, were:

                                                            % OF 1998     1998      1997      1996
                                                              SALES      CHANGE    CHANGE    CHANGE
                                                            ---------    ------    ------    ------
Food Stores...............................................     93.7%      +4.3%     +5.5%     +4.5%
Convenience Stores........................................      3.6%      -2.1%     +6.0%    +11.6%
Other sales...............................................      2.7%      +0.6%     +6.5%    +19.0%
                                                              -----
Total sales...............................................    100.0%      +4.0%     +5.5%     +5.1%

      Sales in identical food stores, which include stores in operation and not expanded or relocated for five quarters, increased 0.4% in the fourth quarter and increased 1.0% for the full year. Comparable store sales, which include identical stores plus expanded and relocated stores, increased 2.4% in the fourth quarter.
      The increase in food store sales is related to the 4.3% square footage growth generated by Kroger's capital expenditure program. This program enabled us to open, relocate or expand 96 food stores during 1998. Most of the new and expanded stores feature our combination store format. This "one-stop shopping" format saves time and travel for customers and is adaptable to the demographics of individual markets.
      Total sales in our convenience stores decreased 0.2% for the year and increased 5.8% during the fourth quarter of 1998. Adjusting for the extra week, convenience stores total sales decreased 2.1% for the year and 2.2% in the fourth quarter of 1998. The sales decrease during the fourth quarter can be attributed to a 15.5% decrease in the retail price of gasoline. Total gasoline sales dollars decreased 8.4% for the year. Total gasoline gallons sold increased 6.8% for the year. The percentage of change in convenience store identical gasoline sales dollars, gasoline gallons sold and non-gasoline sales dollars for the 4th quarter and year ended January 2, 1999 were:

                                                              4TH QUARTER 1998     1998
                IDENTICAL CONVENIENCE STORES                       CHANGE         CHANGE
                ----------------------------                  ----------------    ------
Gasoline Sales Dollars......................................       -13.0%         -10.9%
Gasoline Gallons Sold.......................................        +2.3%          +3.6%
Non-Gasoline Sales Dollars..................................        +7.4%          +5.8%

      Other sales represent sales by our manufacturing plants to entities other than Kroger. Compared to 1997, other sales increased 14.2% for the fourth quarter and 2.2% for the year. Adjusting for the extra week in 1998, other sales increased 7.1% for the fourth quarter and 0.6% for the year.
      Total food store square footage increased 4.3%, 5.7% and 6.7% in 1998, 1997, and 1996, respectively. Convenience store square footage decreased 1.2% in 1998 due to operational closings of 16 stores and disposition of 14 stores. Convenience store square footage decreased 1.3% in 1997, and increased 1.5% in 1996.
      Sales per average square foot for the last three years were:

                                                                TOTAL SALES PER
                                                              AVERAGE SQUARE FOOT
                                                              --------------------
                                                              1998    1996    1995
                                                              ----    ----    ----
Food Stores.................................................  $405    $398    $401
Convenience Stores..........................................  $554    $548    $519

      Sales per average square foot for 1998 include an extra week compared to 1997 and 1996. Excluding the extra week, sales per average square foot for 1998 would have been $396 for food stores and $543 for convenience stores. Sales per average square foot exclude stores operated by franchisees. Our storing program in 1998 and 1997 has led to the decrease in sales per average square foot in our food stores. The new stores, which are generally larger and built in developing areas, take longer to contribute to higher sales per square foot. They also reduce the sales per square foot at nearby stores.

ONE-TIME EXPENSES
      In the second quarter of 1998, we incurred a $40.8 million pre-tax, $25.3 million after-tax or $.09 per diluted share, one-time expense associated with logistics projects. This expense included the costs associated with ending a joint venture related to a warehouse operation that formerly served our Michigan stores and several independent customers. The warehouse is now operated by a third party that distributes our inventory to our Michigan stores. These expenses also included the transition costs related to one of our new warehouses, and one new warehouse facility operated by an unaffiliated entity that provides services to us. These costs included carrying costs of the facilities idled as a result of these new warehouses and the associated employee severance costs. The expenses described above include non-cash asset writedowns of $15.5 million and were included in merchandise costs, including warehouse and transportation. The remaining $25.3 million of expenses are summarized as follows:

                                                                           CASH        AMOUNT ACCRUED
                                                              EXPENSE    PAYMENTS    AT JANUARY 2, 1999
                                                              -------    --------    ------------------
                                                                       (THOUSANDS OF DOLLARS)
Employee Severance..........................................  $11,000    $ 6,600          $ 4,400
Carrying Costs of Idled Facilities..........................    9,500      3,200            6,300
Ending the Joint Venture....................................    4,800      4,800
                                                              -------    -------          -------
                                                              $25,300    $14,600          $10,700

      The employee severance costs will be paid through the second quarter of 1999 and the carrying costs of the idled warehouse facilities are projected to be paid through 2001.
      Additionally, in the second quarter of 1998, we incurred one-time expenses of $11.6 million pre-tax, $7.2 million after-tax or $.03 per diluted share, associated with accounting, data and operations consolidations in Texas. These included the costs of closing eight stores and relocating the remaining Dallas office employees to a smaller facility. These expenses, which include non-cash asset writedowns of $2.2 million, were included in operating, general and administrative expenses. Cash expenses paid to date are $0.9 million and the remaining accrual of $8.5 million at January 2, 1999 represents estimated rent or lease termination costs that will be paid on closed stores through 2013.

ACCOUNTING CHANGE
      In the second quarter of 1998, we changed our application of the Last-In, First-Out, or LIFO method of accounting for store inventories from the retail method to the item cost method. The change was made to more accurately reflect inventory value by eliminating the averaging and estimation inherent in the retail method. The cumulative effect of this change on periods prior to December 28, 1997 cannot be determined. The effect of the change on the December 28, 1997 inventory valuation, which includes other immaterial modifications in inventory valuation methods, was included in restated results for the quarter ended March 21, 1998. This change increased merchandise costs by $89.7 million and reduced earnings before extraordinary loss and net earnings by $55.6 million, or $0.21 per diluted share. We have not calculated the pro forma effect on prior periods because cost information for these periods is not determinable. The item cost method did not have a material impact on earnings subsequent to its initial adoption.

MERCHANDISE COSTS
      Merchandise costs include advertising, warehousing and transportation expenses and charges related to valuing inventory on the LIFO method. The following table shows the relative effect of LIFO charges, One-Time Expenses and the Accounting Change on merchandising costs as a percent of sales.

                                                              1998     1997     1996
                                                              -----    -----    -----
Merchandise costs as reported...............................  76.31%   76.23%   76.63%
One-Time Expenses...........................................    .14%
Accounting Change...........................................    .32%
                                                              -----    -----    -----
Merchandise costs net of One-Time Expenses and Accounting
  Change....................................................  75.85%   76.23%   76.63%
LIFO charge.................................................    .01%     .02%     .05%
                                                              -----    -----    -----
Merchandise costs as adjusted...............................  75.84%   76.21%   76.58%

      Our merchandise costs, adjusted for One-Time Expenses and the Accounting Change, as a percent of sales declined during 1998 from the 1997 and 1996 levels. Merchandise costs were reduced by:
      - coordinated purchasing,
      - category management,
      - technology related efficiencies, and
      - increases in private label sales.

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES
      Operating, general and administrative expenses as a percent of sales were 17.42%, 17.33% and 17.36%, in 1998, 1997 and 1996 respectively. Operating, general and administrative expenses as a percent of sales, excluding One-Time Expenses of $11.6 million, were 17.38% for 1998. The increase is due to higher incentive payouts based on our 1998 performance.

INCOME TAXES
      We have closed all tax years through 1984 with the Internal Revenue Service. The Internal Revenue Service has completed its examination of our tax returns for tax years 1985-1992. On September 15, 1998, the IRS voluntarily dismissed its appeal against Kroger. This action settled a previously unresolved issue for tax years 1984-1992. One issue remains in dispute with the IRS for tax years 1991 and 1992. We have provided for this and other tax contingencies.

NET EARNINGS
      Net earnings and the effects of extraordinary losses, One-Time Expenses and the Accounting Change for the three years ended January 2, 1999 were:

                                                                1998        1997        1996
                                                              --------    --------    --------
                                                                   (THOUSANDS OF DOLLARS)
Earnings before extraordinary loss excluding One-Time
  Expenses and the Accounting Change........................  $538,012    $444,032    $352,735
One-Time Expense, net of income tax benefit.................    32,500
Accounting Change, net of income tax benefit................    55,600
                                                              --------    --------    --------
Earnings before extraordinary loss..........................   449,912     444,032     352,735
Extraordinary loss, net of income tax benefit...............   (39,123)    (32,376)     (2,862)
                                                              --------    --------    --------
Net earnings................................................  $410,789    $411,656    $349,873

      Extraordinary losses are from the early retirement of debt. Net earnings in 1998 compared to 1997 and 1996 were affected by:
      - net interest expense in 1998 of $266.9 million compared to $285.9 million in 1997 and $300.0 million in 1996, and
      - depreciation expense in 1998 of $430.0 million, compared to $380.2 million in 1997 and $343.8 million in 1996.

LIQUIDITY AND CAPITAL RESOURCES
  Debt Management and Interest Expense
      The table below provides information about debt repurchases and redemptions for the three years ended January 2, 1999.

                                                                1998        1997        1996
                                                              --------    --------    --------
                                                                   (THOUSANDS OF DOLLARS)
Senior debt repurchases and redemptions.....................  $315,993    $  9,155    $ 23,363
Senior subordinated debt repurchases........................  $ 31,106    $318,590    $161,256
Mortgage loan prepayments...................................  $218,551    $177,978

      We used the proceeds from the issuance of new senior debt, additional bank borrowings and cash generated from operations to make these purchases and redemptions.
      We have a 364-Day Credit Agreement and Five Year Credit Agreement (together, the "Credit Agreement") with a consortium of bank lenders. The 364-Day Credit Agreement is a revolving credit facility in the amount of $500 million, that terminates on May 29, 1999, unless extended. The Five Year Credit Agreement is a revolving credit facility in the amount of $1.5 billion, that terminates on May 28, 2002, unless extended or terminated earlier by us. The average interest rate on our bank debt was 6.14% in 1998 compared to 6.06% in 1997 and 6.16% in 1996. Our borrowings at year-end 1998 under the Credit Agreement totaled $844 million compared to $1.262 billion at year-end 1997 and $1.001 billion at year-end 1996. In December 1998 we amended our Credit Agreement to permit our merger with Fred Meyer. The amendments, which become effective when the merger is completed, increase our rates to market rates. Our rates under the Credit Agreement are variable. As of January 2, 1999, we had $1.147 billion available under our Credit Agreement to meet short term liquidity needs.
      Long-term debt, including capital leases and current portion thereof, decreased $113.5 million to $3.404 billion at year-end 1998 from $3.517 billion at year-end 1997 and $3.681 billion at year-end 1996. We purchased a portion of the debt issued by the lenders of some structured financings in an effort to further reduce our effective interest expense. We also prefunded $200 million of employee benefit costs at year-end 1998 compared to $160 million at year-end 1997. If we exclude the debt incurred to make these purchases, which we classify as investments, and the prefunding of employee benefits, our year-end 1998 long-term debt would have been $267.3 million less, or $3.1 billion, compared to $3.2 billion at year-end 1997 and $3.4 billion at year-end 1996.

  Interest Rate Protection Program
      We use derivatives to limit our exposure to rising interest rates. During 1998 we followed these guidelines in using derivatives:
      - use average daily bank balance to determine annual debt amounts subject to interest rate exposure,
      - limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $1.0 billion or less,
      - include no leveraged derivative products, and
      - hedge without regard to profit motive or sensitivity to current mark-to-market status.
      We review compliance with these guidelines annually with the Financial Policy Committee of our Board of Directors. In addition, our internal auditors review compliance with these guidelines on an annual basis. These guidelines may change as our business needs dictate.
      The table below provides information about our interest rate derivative and underlying debt portfolio. The amounts each year represent the contractual maturities of long-term debt, excluding capital leases, and the outstanding notional amount of interest rate derivatives. Interest rates reflect the weighted average for the maturing instruments. The variable component of each interest rate derivative and variable rate debt is based on 6 month LIBOR using the forward yield curve as of January 2, 1999. The Fair-Value column includes only those debt instruments for which it is reasonably possible to calculate a fair value and interest rate derivatives as of January 2, 1999. (See Fair Value of Financial Instruments footnote.)

                                                           EXPECTED YEAR OF MATURITY
                                                            (THOUSANDS OF DOLLARS)
                          -------------------------------------------------------------------------------------------
                            1999        2000       2001      2002       2003      THEREAFTER     TOTAL     FAIR-VALUE
                          ---------   ---------   -------   -------   ---------   ----------   ---------   ----------
     LONG-TERM DEBT
------------------------

Fixed rate..............    163,904     209,913    13,356   162,976      76,928   1,719,079    2,346,156   1,985,813
Average interest rate...       7.76%       7.94%     7.94%     7.74%       7.75%       7.75%
Variable rate...........                                    843,728                              843,728     843,728
Average interest rate...       5.22%       5.28%     5.44%     5.55%

     INTEREST RATE
       DERIVATIVES                                   AVERAGE NOTIONAL AMOUNTS OUTSTANDING
------------------------  -------------------------------------------------------------------------------------------
                                                            (THOUSANDS OF DOLLARS)

Variable to fixed.......    962,500     752,500   392,000    88,000      65,000      58,500    1,000,000    (43,218)
Average pay rate........       7.08%       7.05%     7.24%     6.71%       6.80%       6.80%        7.07%
Average receive rate....       5.10%       5.16%     5.32%     5.43%       5.43%       5.45%        5.19%
Fixed to variable.......    695,000     493,000   250,000   150,000                              785,000      21,833
Average pay rate........       5.10%       5.16%     5.32%     5.43%                                5.19%
Average receive rate....       6.39%       6.27%     6.86%     6.86%                                6.47%

      It was not practicable to determine a fair value for $472.2 million of fixed rate debt.

  Common Stock Repurchase Program
      On January 29, 1997, we began repurchasing common stock in order to reduce dilution caused by our stock option plans. These repurchases were made using the proceeds, including the tax benefit, from options exercised. Further repurchases of up to $100 million of common stock were authorized by the Board of Directors during October 1997. On October 19, 1998, we suspended the repurchase program as result of the merger agreement between Kroger and Fred Meyer, Inc. During 1998, we made open market purchases of 2,625,299 shares of Kroger stock for $120.8 million compared to purchases in 1997 of 3,015,887 shares for $84.9 million.

CAPITAL EXPENDITURES
      Capital expenditures for 1998 totaled $923.5 million, compared to $612.2 million in 1997, and $733.8 million in 1996. The 1998 capital expenditures include the acquisition of seven Owens stores in the third quarter and five Hilander stores in the fourth quarter. The Owens stores are located in Indiana and the Hilander stores are located in Illinois. During 1998 we opened, acquired or expanded 96 food stores and 11 convenience stores. The table below shows our storing activity.

                                                              1998    1997    1996
                                                              ----    ----    ----
Food Stores
  New Stores................................................   26      37      38
  Relocated Stores..........................................   31      25      35
  Acquisitions (New)........................................   10      10       4
  Acquisitions (Relocations)................................    8       5       3
  Expansions................................................   21      19      36
                                                               --      --     ---
Total Opened, Acquired or Expanded..........................   96      96     116
  Operational Closings......................................   18      11      13

Convenience Stores
  New Stores................................................   10      15      16
  Relocated Stores..........................................    1       0       0
  Acquisitions (New)........................................    0       0      15
  Expansions................................................    0       0       4
                                                               --      --     ---
Total Opened, Acquired or Expanded..........................   11      15      35
  Operational Closings......................................   16      12      19

      In addition to the above activity, we also completed 74 food store and 13 convenience store remodels during 1998.

CONSOLIDATED STATEMENT OF CASH FLOWS
      During 1998, we generated $1,142.2 million in cash from operating activities compared to $853.6 million in 1997 and $499.4 million in 1996. The increase over 1997 is primarily due to a net decrease in operating assets and liabilities that provided $239.2 million of cash in 1998 compared to $12.9 million in 1997. The largest components of the change in operating assets and liabilities was a decrease in net owned inventories of $132.9 million compared to a decrease of $16.6 million in 1997 and an increase in other liabilities of $132.3 million compared to $51.5 million in 1997. The increase over 1997 also includes an increase of non-cash charges for depreciation and amortization of $49.7 million.

      Investing activities used $759.6 million of cash in 1998 compared to $579.4 million in 1997 and $856.9 million in 1996. The increase in the use of cash resulted from increased capital expenditures of $311.3 million, offset by decreased purchases of investments of $101.5 million.
      Cash used by financing activities in 1998 totaled $326.7 million compared to $275.7 million in 1997 and $345.5 million of cash provided in 1996. Compared to 1997, our financing activities in 1998 used an additional $23.7 million of cash for debt prepayments and finance charges, and an additional $36.7 million to repurchase capital stock.

EBITDA
      Our Credit Agreement and the indentures underlying approximately $377 million of publicly issued debt, contain various restrictive covenants. Many of these covenants are based on earnings before interest, taxes, depreciation, amortization and LIFO charge, or EBITDA. The ability to generate EBITDA at levels sufficient to satisfy the requirements of these agreements is a key measure of our financial strength. We do not intend to present EBITDA as an alternative to any generally accepted accounting principle measure of performance. Rather, management believes the presentation of EBITDA is important for understanding Kroger's performance compared to our debt covenants. The calculation of EBITDA is based on the definition contained in our Credit Agreement. This may be a different definition than other companies use. We were in compliance with all Credit Agreement and indenture covenants on January 2, 1999.
      EBITDA for 1998, excluding one-time expenses, as described in "One-Time Expenses" above, of $52.4 million and the $89.7 million accounting change, as described in "Accounting Change" above, increased 12.4% to $1.556 billion compared to $1.385 billion in 1997. EBITDA in 1996 was $1.224 billion. Excluding the effect of strikes in the King Soopers and City Market divisions, EBITDA would have been approximately $1.256 billion in 1996. EBITDA including One-Time Expenses and the Accounting Change increased 2.1% in 1998 to $1.414 billion compared to $1.385 billion in 1997.

OTHER ISSUES
      On October 19, 1998 we announced our intended merger with Fred Meyer, Inc. Under the terms of the merger agreement, Fred Meyer, Inc. shareholders will receive one newly issued share of Kroger common stock for each Fred Meyer, Inc. common share. The transaction will be accounted for as a pooling of interests. We expect to close the transaction in spring 1999 subject to approval of Kroger and Fred Meyer shareholders, antitrust clearance and customary closing conditions. Additional information regarding the merger can be found in our Current Report on Form 8-K dated October 20, 1998.
      On January 6, 1999, we changed our fiscal year-end to the Saturday nearest January 31 of each year. This change is disclosed in our Current Report on Form 8-K dated January 6, 1999. Our first new fiscal year will end January 29, 2000. It will include a 16-week first quarter ending May 22, 1999, and 12-week second, third and fourth quarters ending August 14, 1999, November 6, 1999, and January 29, 2000, respectively. We intend to file separate audited statements of operations and cash flows covering the transition period from January 3, 1999 to January 30, 1999 on a Current Report on Form 8-K on or before May 15, 1999.
      We are party to more than 160 collective bargaining agreements with local unions representing approximately 158,000 employees. During 1998 we negotiated 11 labor contracts without any material work stoppages. Typical agreements are 3 to 5 years in duration and, as agreements expire, we expect to enter into new collective bargaining agreements. In 1999, 35 collective bargaining agreements will expire. We cannot be certain that agreements will be reached without work stoppage. A prolonged work stoppage affecting a substantial number of stores could have a material adverse effect on the results of our operations.

OUTLOOK
      Statements elsewhere in this report and below regarding our expectations, hopes, beliefs, intentions or strategies are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Since the intended merger described in the "Other Issues" section above is not expected to close until spring 1999, the effects of the merger are not considered in making these statements unless referred to specifically. While we believe that the statements are accurate, uncertainties and other factors could cause actual results to differ materially from those statements. In particular:
      - We obtain sales growth from new square footage, as well as from increased productivity from existing locations. We expect 1999 full year square footage to grow 4.5% to 5.0%. We expect to continue to realize savings from economies of scale in technology and logistics, some of which may be reinvested in retail price reductions to increase sales volume and enhance market share.
      - We expect combination stores to generate higher sales per customer by the inclusion of numerous specialty departments, such as pharmacies, seafood shops, floral shops and bakeries. We believe the combination store format will allow us to withstand continued competition from other food retailers, supercenters, mass merchandisers and restaurants.
      - We believe we have adequate coverage of our debt covenants to continue to respond effectively to competitive conditions.
      - We expect to continue capital spending in technology focusing on improved store operations, logistics, procurement, category management, merchandising and distribution practices, which should continue to reduce merchandising costs as a percent of sales.
      - We expect to reduce working capital over the next 2 years.
      - In the second quarter of 1998 we raised our earnings per share target to a 15%-17% average annual increase over fiscal years 1999-2001 from the previously stated target of a 13%-15% average annual increase. Assuming consummation of the merger referenced in the "Other Issues" section above, we are raising our earnings per share target to a 16%-18% average annual increase over the next three years effective with the year 2000.
      - We expect capital expenditures for the year to total $850-$950 million compared to $923.5 million during all of 1998. Capital expenditures reflect Kroger's strategy of growth through expansion and acquisition as well as our emphasis, whenever possible, on self-development and ownership of store real estate, and on logistics and technology improvements.
      - We are dependent on computer hardware, software, systems and processes ("IT Systems") and non-information technology systems such as telephones, clocks, scales and refrigeration controllers, and other equipment containing embedded microprocessor technology ("Non-IT Systems"). These systems are used in several critical operating areas including store and distribution operations, product merchandising and procurement, manufacturing plant operations, inventory and labor management, and accounting and administrative systems.

  Year 2000 Readiness Disclosure
        We are currently working to resolve the potential effect of the year 2000 on the processing of date-sensitive information within these various systems. The year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of our programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

        We have developed a plan to assess and update our IT Systems and Non-IT Systems for year 2000 compliance requirements and provide for continued functionality. The plan consists of three major phases:
          1) create an inventory of systems subject to the year 2000 problem and assess the scope of the problem as it relates to those systems
          2) remediate any year 2000 problems
          3) test and implement systems subsequent to remediation
        The chart below shows the estimated completion status of each of these phases expressed as a percent of completion as of the end of 1998.

                                   PHASE                               1       2       3
                                   -----                              ----    ----    ----
                                                                       (PERCENT COMPLETE)
        IT Systems..................................................  95%     85%     74%
        Non-IT Systems..............................................  95%     61%     40%

        This summary includes all IT and Non-IT Systems without regard to their effect on the operation of the Company. We estimate that business critical IT Systems are 83% complete through Phase 3. We expect to complete assessment and remediation of these by the end of the first quarter of 1999. We will continue to test our systems, including a simulation of the year 2000, and expect to complete all work by the end of the third quarter of 1999.
        In addition to the remediation of the IT Systems and Non-IT Systems, we are contacting all critical product suppliers, service providers, and those with which we exchange information, to ensure they will be able to continue normal business operations uninterrupted. This effort also consists of three phases:
          1) identify the entities and verify address and contact information
          2) mail the initial request
          3) receive and accept response
        This third step includes the verification of year 2000 readiness, if appropriate. During the fourth quarter of 1998, we have identified additional external entities to contact for year 2000 compliance. To date, we have identified and mailed year 2000 verification requests to approximately 58% of the critical external entities. Approximately 20% of these entities have responded, and less than 10% of their year 2000 readiness plans have been verified. We expect that substantially all critical external entities will have been contacted and year 2000 readiness verified by the end of the first quarter 1999.
        We have not developed contingency plans related to all uncertainties in our year 2000 plan. Based on the results of our testing, implementation and verification efforts noted above, we will establish contingency plans in mission critical processes to address potential additional year 2000 issues. Contingency plans are being developed and accessed by teams of programmers and users. We expect that these contingency plans will be in place by the end of the third quarter of 1999.
        The total estimated cost for the project, over a four year period, is $30.9 million, most of which is being expensed as incurred. This cost is being funded through operating cash flow. This represents an immaterial part of our information technology budget over the period. The breakdown of the costs are as follows.

                                                                        TOTAL PROJECTED    COST INCURRED
                                                                             COST             TO DATE
                                                                         (IN MILLIONS)     (IN MILLIONS)
                                                                        ---------------    -------------
        Labor-Internal..............................................         $ 8.8             $ 3.9
        Labor-External..............................................           8.5               6.5
        Hardware Upgrades...........................................           7.5               3.0
        Software Upgrades...........................................           2.6               1.2
        Non-IT Upgrades.............................................           1.8               0.2
        Other.......................................................           1.7               0.3
                                                                             -----             -----
             Total..................................................         $30.9             $15.1

        If we, our customers or vendors are unable to resolve processing issues in a timely manner, it could result in the disruption of the operation of IT Systems and or Non-IT Systems, and in a material financial risk. We believe that we have allocated the resources necessary to mitigate all significant year 2000 issues in a timely manner.
      Inflationary factors, increased competition, construction delays, and labor disputes could affect our ability to obtain expected increases in sales and earnings. Delays in store maturity, increased competition and increased capital spending could adversely affect the anticipated increase in sales per square foot. Increases in gross profit rate may not be achieved if start-up costs are higher than expected or if problems associated with integrating new systems occur. Increased operating costs and changes in inflationary trends could prevent us from reducing operating, general and administrative expenses. New technologies could fail to achieve the desired savings and efficiencies. Net interest expenses could exceed expectations due to acquisitions, higher working capital usage, inflation, or increased competition. Our ability to achieve our storing goals could be hampered by construction delays, labor disputes, increased competition or delays in technology projects. The effects of the intended merger and the inherent complexity of computer software and reliance on third party software vendors to interface with our systems could affect the completion of necessary "Year 2000" modifications.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareowners and Board of Directors
The Kroger Co.

      In our opinion, the accompanying consolidated balance sheet of The Kroger Co. and the related consolidated statements of operations and accumulated deficit, and cash flows present fairly, in all material respects, the financial position of The Kroger Co. as of January 2, 1999 and December 27, 1997, and the consolidated results of its operations and its cash flows for the years ended January 2, 1999, December 27, 1997, and December 28, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

      As discussed in the notes to the consolidated financial statements, the Company changed its application of the LIFO method of accounting for store inventories as of December 28, 1997.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Cincinnati, Ohio
January 28, 1999

                           CONSOLIDATED BALANCE SHEET

                                                              January 2,     December 27,
                 (IN THOUSANDS OF DOLLARS)                       1999            1997
-----------------------------------------------------------------------------------------
ASSETS
Current assets
  Cash......................................................  $   121,431     $   65,484
  Receivables...............................................      456,917        400,529
  Inventories:
     FIFO cost..............................................    2,202,088      2,273,896
     Less LIFO reserve......................................     (471,932)      (467,931)
                                                              -----------     ----------
                                                                1,730,156      1,805,965
  Property held for sale....................................       10,291         39,672
  Prepaid and other current assets..........................      354,385        328,901
                                                              -----------     ----------
       Total current assets.................................    2,673,180      2,640,551
Property, plant and equipment, net..........................    3,785,122      3,296,599
Investments and other assets................................      241,769        364,191
                                                              -----------     ----------
       TOTAL ASSETS.........................................  $ 6,700,071     $6,301,341
                                                              ===========     ==========

LIABILITIES
Current liabilities
  Current portion of long-term debt.........................  $   163,904     $   14,304
  Current portion of obligations under capital leases.......       11,300         10,031
  Accounts payable..........................................    1,785,630      1,781,527
  Other current liabilities.................................    1,231,234      1,137,654
                                                              -----------     ----------
       Total current liabilities............................    3,192,068      2,943,516

Long-term debt..............................................    3,025,980      3,306,451
Obligations under capital leases............................      202,683        186,624
Deferred income taxes.......................................      200,952        166,013
Other long-term liabilities.................................      466,220        483,585
                                                              -----------     ----------
       TOTAL LIABILITIES....................................    7,087,903      7,086,189
                                                              -----------     ----------

SHAREOWNERS' DEFICIT
Common capital stock, par $1
  Authorized: 1,000,000,000 shares
  Issued: 1998 -- 281,788,752 shares
          1997 -- 277,153,260 shares........................      836,802        728,644
Accumulated deficit.........................................     (773,605)    (1,184,394)
Common stock in treasury, at cost
         1998 -- 24,831,009 shares
         1997 -- 22,182,650 shares..........................     (451,029)      (329,098)
                                                              -----------     ----------
       TOTAL SHAREOWNERS' DEFICIT...........................     (387,832)      (784,848)
                                                              -----------     ----------
       TOTAL LIABILITIES AND SHAREOWNERS' DEFICIT...........  $ 6,700,071     $6,301,341
                                                              ===========     ==========
-----------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                    CONSOLIDATED STATEMENT OF OPERATIONS AND
                              ACCUMULATED DEFICIT

Years Ended January 2, 1999, December 27, 1997, and December 28, 1996

                                                              1998           1997          1996
        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)           (53 Weeks)     (52 Weeks)    (52 Weeks)
---------------------------------------------------------------------------------------------------
Sales...................................................  $ 28,203,304    $26,567,348    $25,170,909
                                                          ------------    -----------    -----------

Costs and expenses
  Merchandise costs, including warehousing and
     transportation.....................................    21,523,021     20,253,354     19,287,890
  Operating, general and administrative.................     4,912,215      4,604,453      4,370,324
  Rent..................................................       358,254        331,012        301,629
  Depreciation and amortization.........................       429,954        380,221        343,769
  Net interest expense..................................       266,896        285,945        299,984
                                                          ------------    -----------    -----------
          Total.........................................    27,490,340     25,854,985     24,603,596
                                                          ------------    -----------    -----------
Earnings before tax expense and extraordinary loss......       712,964        712,363        567,313
Tax expense.............................................       263,052        268,331        214,578
                                                          ------------    -----------    -----------
Earnings before extraordinary loss......................       449,912        444,032        352,735
Extraordinary loss, net of income tax benefit...........       (39,123)       (32,376)        (2,862)
                                                          ------------    -----------    -----------
          Net earnings..................................  $    410,789    $   411,656    $   349,873
                                                          ============    ===========    ===========
Accumulated Deficit
  Beginning of year.....................................  $ (1,184,394)   $(1,596,050)   $(1,945,923)
  Net earnings..........................................       410,789        411,656        349,873
                                                          ------------    -----------    -----------
  End of year...........................................  $   (773,605)   $(1,184,394)   $(1,596,050)
                                                          ============    ===========    ===========
Basic earnings per Common Share
  Earnings before extraordinary loss....................        $ 1.76         $ 1.75         $ 1.41
  Extraordinary loss....................................          (.15)          (.13)          (.01)
                                                               -------        -------        -------
  Net earnings..........................................        $ 1.61         $ 1.62         $ 1.40
                                                               -------        -------        -------
                                                               -------        -------        -------
Average number of common shares used in basic
  calculation...........................................       255,814        254,284        250,979

Diluted earnings per Common Share
  Earnings before extraordinary loss....................        $ 1.70         $ 1.69         $ 1.36
  Extraordinary loss....................................          (.15)          (.12)          (.01)
                                                               -------        -------        -------
  Net earnings..........................................        $ 1.55         $ 1.57         $ 1.35
                                                               -------        -------        -------
                                                               -------        -------        -------
Average number of common shares used in diluted
  calculation...........................................       265,382        262,860        258,837

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

Years Ended January 2, 1999, December 27, 1997, and December 28, 1996

                                                                 1998           1997          1996
                 (IN THOUSANDS OF DOLLARS)                    (53 Weeks)     (52 Weeks)    (52 Weeks)
-----------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
  Net earnings..............................................  $   410,789    $ 411,656     $ 349,873
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Extraordinary loss.....................................       39,123       32,376         2,862
     Depreciation and amortization..........................      429,954      380,221       343,769
     Amortization of deferred financing costs...............       17,130       13,907        13,004
     LIFO charge............................................        4,001        6,242        12,526
     Other changes, net.....................................        1,967       (3,669)        4,296
     Net increase (decrease) in cash from changes in
       operating assets and liabilities.....................      239,230       12,857      (226,931)
                                                              -----------    ---------     ---------
       Net cash provided by operating activities............    1,142,194      853,590       499,399
                                                              -----------    ---------     ---------
Cash Flows From Investing Activities:
  Capital expenditures......................................     (923,461)    (612,198)     (733,883)
  Proceeds from sale of assets..............................       30,345       24,657         9,242
  (Increase) decrease in property held for sale.............       19,768       (4,165)          580
  (Increase) decrease in other investments..................      113,797       12,269      (132,796)
                                                              -----------    ---------     ---------
       Net cash used by investing activities................     (759,551)    (579,437)     (856,857)
                                                              -----------    ---------     ---------
Cash Flows From Financing Activities:
  Debt prepayment costs.....................................      (11,115)      (8,012)       (4,196)
  Financing charges incurred................................      (47,773)     (27,210)      (17,927)
  Principal payments under capital lease obligations........      (10,563)      (9,662)       (9,229)
  Proceeds from issuance of long-term debt..................      892,698      662,322       382,161
  Reductions in long-term debt..............................   (1,023,569)    (831,952)     (235,214)
  Outstanding checks........................................      (57,036)     (17,493)      181,993
  Proceeds from issuance of capital stock...................       52,593       41,498        48,120
  Capital stock reacquired..................................     (121,931)     (85,212)         (254)
                                                              -----------    ---------     ---------
       Net cash provided (used) by financing activities.....     (326,696)    (275,721)      345,454
                                                              -----------    ---------     ---------
Net increase (decrease) in cash and temporary cash
  investments...............................................       55,947       (1,568)      (12,004)
Cash and Temporary Cash Investments:
  Beginning of year.........................................       65,484       67,052        79,506
                                                              -----------    ---------     ---------
  End of year...............................................  $   121,431    $  65,484     $  67,052
                                                              ===========    =========     =========
Increase (Decrease) In Cash From Changes In Operating Assets
  And Liabilities:
  Inventories (FIFO)........................................  $    71,809    $ (98,266)    $(140,750)
  Receivables...............................................      (56,388)     (76,478)      (35,983)
  Prepaid and other current assets..........................      (25,786)     (53,476)     (120,641)
  Accounts payable..........................................       61,139       81,712       (83,808)
  Other current liabilities.................................      132,320       51,534        76,423
  Deferred income taxes.....................................      (19,905)      65,354        45,665
  Other liabilities.........................................       76,041       42,477        32,163
                                                              -----------    ---------     ---------
                                                              $   239,230    $  12,857     $(226,931)
                                                              ===========    =========     =========

--------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All dollar amounts are in thousands except per share amounts.

ACCOUNTING POLICIES
      The following is a summary of the significant accounting policies followed in preparing these financial statements:

  Principles of Consolidation
      The consolidated financial statements include the Company and all of its subsidiaries. Certain prior year amounts have been restated to conform to current year presentation.

  Pervasiveness of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

  Inventories
      Inventories are stated at the lower of cost or market. Approximately 95% of inventories for 1998 and 90% of inventories for 1997 were valued using the LIFO method. Cost for the balance of the inventories is determined using the FIFO method.

  Property Held for Sale
      Property held for sale includes the net book value of property, plant and equipment that the Company plans to sell. The property is valued at the lower of cost or market on an individual property basis.

  Property, Plant and Equipment
      Property, plant and equipment are stated at cost. Depreciation and amortization, which includes the amortization of assets recorded under capital leases, are computed principally using the straight-line method over the estimated useful lives of individual assets, composite group lives or the initial or remaining terms of leases. Buildings and land improvements are depreciated based on lives varying from ten to 40 years. Equipment depreciation is based on lives varying from three to 15 years. Leasehold improvements are amortized over their useful lives, which vary from four to 25 years.

  Interest Rate Protection Agreements
      The Company uses interest rate swaps to hedge a portion of its borrowings against changes in interest rates. The interest differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreements currently as a component of interest expense. Gains and losses from the disposition of hedge agreements are deferred and amortized over the shorter of the term of the related agreements or borrowings.

  Advertising Costs
      The Company's advertising costs are expensed as incurred and included in "merchandise costs, including warehousing and transportation." Advertising expenses amounted to $341,000, $312,000, and $302,000 for 1998, 1997, and 1996,
respectively.

  Deferred Income Taxes
      Deferred income taxes are recorded to reflect the tax consequences of differences between the tax bases of assets and liabilities and their financial reporting bases. The types of differences that give rise to significant portions of deferred income tax liabilities or assets relate to: property, plant and equipment; inventories; accruals for compensation-related costs; and other changes. Deferred income taxes are classified as a net current and noncurrent asset or liability based on the classification of the related asset or liability for financial reporting. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date. (See Taxes Based on Income footnote.)

  Consolidated Statement of Cash Flows
      For purposes of the Consolidated Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be temporary cash investments. Outstanding checks, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment.
      Cash paid during the year for interest and income taxes was as follows:

                                                                1998        1997        1996
                                                              --------------------------------
Interest....................................................  $265,540    $304,176    $304,240
Income taxes................................................   192,529     154,025     166,732

MERGER

      On October 19, 1998 we announced our intended merger with Fred Meyer, Inc. Under the terms of the merger agreement, Fred Meyer, Inc. shareholders will receive one newly issued share of Kroger common stock for each Fred Meyer, Inc. common share. The transaction will be accounted for as a pooling of interests. We expect to close the transaction in spring, 1999 subject to approval of Kroger and Fred Meyer shareholders, antitrust clearance and customary closing conditions. Additional information regarding the merger can be found in our current report on Form 8-K dated October 20, 1998.

ONE-TIME EXPENSES

      In the second quarter of 1998, we incurred a $40,800 pre-tax, $25,300 after-tax or $.09 per diluted share, one-time expense associated with logistics projects. This expense included the costs associated with ending a joint venture related to a warehouse operation that formerly served our Michigan stores and several independent customers. The warehouse is now operated by a third party that distributes our inventory to our Michigan stores. These expenses also included the transition costs related to one of our new warehouses, and one new warehouse facility operated by an unaffiliated entity that provides services to us. These costs included carrying costs of the facilities idled as a result of these new warehouses and the associated employee severance costs. The expenses described above included non-cash asset writedowns of $15,500 and were included in merchandise costs, including warehouse and transportation. The remaining $25,300 of expenses are summarized as follows:

                                                                           CASH        AMOUNT ACCRUED
                                                              EXPENSE    PAYMENTS    AT JANUARY 2, 1999
                                                              -------    --------    ------------------
Employee Severance..........................................  $11,000    $ 6,600          $ 4,400
Carrying Costs of Idled Facilities..........................    9,500      3,200            6,300
Ending the Joint Venture....................................    4,800      4,800
                                                              -------    -------          -------
                                                              $25,300    $14,600          $10,700
                                                              =======    =======          =======

      The employee severance costs will be paid through the second quarter of 1999 and the carrying costs of the idled warehouse facilities are projected to be paid through 2001.

      Additionally, in the second quarter of 1998, we incurred one-time expenses of $11,600 pre-tax, $7,200 after-tax or $.03 per diluted share, associated with accounting, data and operations consolidations in Texas. These included the cost of closing eight stores and relocating the remaining Dallas office employees to a smaller facility. These expenses, which included non-cash asset writedowns of $2,200, were included in operating, general and administrative expenses. Cash expenses paid to date are $900 and the remaining accrual of $8,500 at January 2, 1999 represents estimated rent or lease termination costs that will be paid on closed stores through 2013.

ACCOUNTING CHANGE

      In the second quarter of 1998, we changed our application of the Last-In, First-Out, or LIFO method of accounting for store inventories from the retail method to the item cost method. The change was made to more accurately reflect inventory value by eliminating the averaging and estimation inherent in the retail method. The cumulative effect of this change on periods prior to December 28, 1997 cannot be determined. The effect of the change on the December 28, 1997 inventory valuation, which includes other immaterial modifications in inventory valuation methods, was included in restated results for the quarter ended March 21, 1998. This change increased merchandise costs by $89,700 and reduced earnings before extraordinary loss and net earnings by $55,600, or $0.21 per diluted share. We have not calculated the pro forma effect on prior periods because cost information for these periods is not determinable. The item cost method did not have a material impact on earnings subsequent to its initial adoption.

PREPAID AND OTHER CURRENT ASSETS

      Prepaid and other current assets consists of:

                                                                 1998           1997
                                                              --------------------------
Health and welfare benefit costs............................  $   200,000    $   160,000
Other.......................................................      154,385        168,901
                                                              -----------    -----------
                                                              $   354,385    $   328,901
                                                              ===========    ===========

PROPERTY, PLANT AND EQUIPMENT, NET

      Property, plant and equipment, net consists of:

                                                                 1998           1997
                                                              --------------------------
Land........................................................  $   389,953    $   352,319
Buildings and land improvements.............................    1,493,674      1,263,700
Equipment...................................................    3,317,134      3,106,548
Leasehold improvements......................................    1,027,984        908,948
Construction-in-progress....................................      335,583        278,821
Leased property under capital leases........................      297,600        272,911
                                                              -----------    -----------
                                                                6,861,928      6,183,247
Accumulated depreciation and amortization...................   (3,076,806)    (2,886,648)
                                                              -----------    -----------
                                                              $ 3,785,122    $ 3,296,599
                                                              ===========    ===========

      Approximately $271,284 and $369,295, original cost, of Property, Plant and Equipment collateralizes certain mortgage obligations at 1998 and 1997, respectively.

INVESTMENTS AND OTHER ASSETS

      Investments and other assets consists of:

                                                                1998        1997
                                                              --------------------
Deferred financing costs....................................  $ 52,316    $ 59,939
Goodwill....................................................    48,937      39,119
Investments in Debt Securities..............................    67,314     155,141
Other.......................................................    73,202     109,992
                                                              --------    --------
                                                              $241,769    $364,191
                                                              ========    ========

      The Company is amortizing deferred financing costs using the interest method. Substantially all goodwill is amortized on the straight-line method over 40 years.

OTHER CURRENT LIABILITIES

      Other current liabilities consists of:

                                                                 1998          1997
                                                              ------------------------
Salaries and wages..........................................  $  322,025    $  300,202
Taxes, other than income taxes..............................     172,886       147,905
Interest....................................................      42,023        36,699
Other.......................................................     694,300       652,848
                                                              ----------    ----------
                                                              $1,231,234    $1,137,654
                                                              ==========    ==========

TAXES BASED ON INCOME

      The provision for taxes based on income consists of:

                                                                1998        1997        1996
                                                              --------------------------------
Federal
  Current...................................................  $262,164    $173,715    $146,296
  Deferred..................................................   (19,904)     65,354      43,638
                                                              --------    --------    --------
                                                               242,260     239,069     189,934
State and local.............................................    20,792      29,262      24,644
                                                              --------    --------    --------
                                                               263,052     268,331     214,578
Tax credit from extraordinary loss..........................   (21,736)    (19,427)     (1,792)
                                                              --------    --------    --------
                                                              $241,316    $248,904    $212,786
                                                              ========    ========    ========

      A reconciliation of the statutory federal rate and the effective rate is as follows:

                                                              1998        1997        1996
                                                              ----------------------------
Statutory rate..............................................  35.0%       35.0%       35.0%
State income taxes, net of federal tax benefit..............   2.0         2.7         2.8
Tax credits.................................................   (.3)        (.2)        (.2)
Other, net..................................................    .2          .2          .2
                                                              ----        ----        ----
                                                              36.9%       37.7%       37.8%
                                                              ====        ====        ====

      The tax effects of significant temporary differences that comprise deferred tax balances were as follows:

                                                                1998         1997
------------------------------------------------------------------------------------
Current deferred tax assets:
  Compensation related costs................................  $  43,347    $  32,772
  Insurance related costs...................................     38,210       35,971
  Inventory related costs...................................     53,339       16,257
  Other.....................................................     39,901       18,001
                                                              ---------    ---------
                                                                174,797      103,001
                                                              ---------    ---------
Current deferred tax liabilities:
  Compensation related costs................................   (103,613)     (85,913)
  Lease accounting..........................................     (4,216)      (4,128)
  Inventory related costs...................................    (67,245)     (62,830)
  Other.....................................................     (4,408)      (9,658)
                                                              ---------    ---------
                                                               (179,482)    (162,529)
                                                              ---------    ---------
Current deferred taxes, net.................................  $  (4,685)   $ (59,528)
                                                              =========    =========
Long-term deferred tax assets:
  Compensation related costs................................  $ 128,275    $ 130,825
  Insurance related costs...................................     31,967       37,788
  Lease accounting..........................................     25,981       25,110
  Other.....................................................     24,214       20,692
                                                              ---------    ---------
                                                                210,437      214,415
                                                              ---------    ---------
Long-term deferred tax liabilities:
  Depreciation..............................................   (374,273)    (339,951)
  Compensation related costs................................     (9,791)     (10,328)
  Lease accounting..........................................       (538)        (740)
  Deferred charges..........................................     (2,239)      (6,653)
  Other.....................................................    (24,548)     (22,756)
                                                              ---------    ---------
                                                               (411,389)    (380,428)
                                                              ---------    ---------
Long-term deferred taxes, net...............................  $(200,952)   $(166,013)
                                                              =========    =========

DEBT OBLIGATIONS

      Long-term debt consists of:

                                                                 1998          1997
                                                              ----------    ----------
Five-Year Credit Agreement..................................  $  843,728    $1,262,058
6 3/8% Senior Notes due 2008................................     200,000
7% Senior Notes due 2018....................................     200,000
6% Senior Notes due 2010....................................     200,000
6.8% Senior Notes due 2018..................................     300,000
9 1/4% Senior Secured Debentures, due 2005..................                   100,648
8 1/2% Senior Secured Debentures, due 2003..................                   197,845
8.15% Senior Notes due 2006.................................     222,500       240,000
7.65% Senior Notes due 2007.................................     200,000       200,000
9 7/8% Senior Subordinated Debentures, due 2002.............      77,245        81,530
6 3/4% to 9 5/8% Senior Subordinated Notes, due 1999 to
  2009......................................................     145,377       171,909
10% Senior Subordinated Notes, due 1999.....................     123,572       123,861
10% Mortgage loans, with semi-annual payments due through
  2004......................................................     205,301       426,219
3 3/4% to 8 5/8% Industrial Revenue Bonds, due in varying
  amounts through 2021......................................     201,330       201,030
7 7/8% to 10 1/4% mortgages, due in varying amounts through
  2017......................................................     259,827       267,368
3 1/2% to 10 1/4% notes, due in varying amounts through
  2017......................................................      11,004        48,287
                                                              ----------    ----------
Total debt..................................................   3,189,884     3,320,755
Less current portion........................................     163,904        14,304
                                                              ----------    ----------
Total long-term debt........................................  $3,025,980    $3,306,451
                                                              ==========    ==========

      The aggregate annual maturities and scheduled payments of long-term debt for the five years subsequent to 1998 are:

1999....................................................    $  163,904
2000....................................................    $  209,913
2001....................................................    $   13,356
2002....................................................    $1,006,704
2003....................................................    $   76,928

  364-Day Credit Agreement and Five-Year Credit Agreement
      The Company has a 364-Day Credit Agreement and a Five-Year Credit Agreement dated as of May 28, 1997 (collectively the "Credit Agreement"). The following constitutes only a summary of the principal terms and conditions of the Credit Agreement. Reference is directed to the Credit Agreement attached as an exhibit to the Company's Current Reports on Form 8-K dated June 2, 1997 and January 8, 1999.
      The 364-Day facility is a revolving credit facility in the amount of $500,000, that terminates on May 29, 1999, unless extended in accordance with its terms. It may be converted into a term loan maturing two years after the conversion unless earlier terminated by the Company as provided in the Credit Agreement. The Five-Year facility is a revolving credit facility in the amount of $1,500,000. It terminates on May 28, 2002, unless extended or earlier terminated by the Company as provided in the Credit Agreement.

  Interest Rates
      Borrowings under the Credit Agreement bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time, of (A) the base rate of Citibank, N.A., (B) 1/2% over a moving average of secondary market morning offering rates for three month certificates of deposit adjusted for reserve requirements, and (C) 1/2% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate ("Eurodollar Rate") plus an Applicable Margin.
      The Applicable Margin for the 364-Day facility varies from .125% to .200% prior to conversion to a term loan facility and thereafter, if exercised by the Company, from .175% to .300%. The Applicable Margin for the Five-Year facility varies from .105% to .175%. In addition, the Company pays a Facility Fee ranging from .050% to .100% on the entire amount of the 364-Day facility and a Facility Fee ranging from .070% to .125% on the entire amount of the Five-Year facility. Both the Applicable Margin and the Facility Fee vary based on the Company's achievement of a financial ratio. As of January 2, 1999, the Applicable Margin for the 364-Day facility was .140% and for the Five-Year facility was .120%. The Facility Fee for the 364-Day facility was .060% and for the Five-Year facility was .080%.

      In December 1998 we amended our Credit Agreement to permit our merger with Fred Meyer (See Merger footnote). The amendments, which become effective when the merger is completed, increase our rates to market rates.

  Prepayment
      The Company may prepay the Credit Agreement, in whole or in part, at any time, without a prepayment penalty. Certain Senior Notes totaling $900,000 are eligible for early redemption at varying times and premiums.

  Certain Covenants
      The Credit Agreement contains covenants which, among other things, restrict dividends and require the maintenance of certain financial ratios and levels, including fixed charge coverage ratios and leverage ratios.

  Senior Subordinated Indebtedness
      Senior Subordinated Indebtedness consists of the following: (i) $250,000
9 7/8% Senior Subordinated Debentures due August 1, 2002, redeemable at any time on or after August 1, 1999, in whole or in part at the option of the Company at par (the Company has repurchased $172,755 of the 9 7/8% Senior Subordinated Debentures in total, $4,285 in 1998); (ii) $355,774 6 3/4% to 9 5/8% Senior
Subordinated Notes due March 15, 1999 to October 15, 2009, with portions of these issues subject to early redemption by the Company at varying times and premiums (the Company has repurchased or redeemed $210,397 of the notes in total, $26,532 in 1998); (iii) $250,000 10% Senior Subordinated Notes due May 1, 1999. This issue is not subject to early redemption by the Company (the Company has repurchased $126,428 of the 10% Senior Subordinated Notes in total, $289 in
1998).

  Redemption Event
      Subject to certain conditions (including repayment in full of all obligations under the Credit Agreement or obtaining the requisite consents under the Credit Agreement), the Company's publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days' notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. "Redemption Event" is defined in the indentures as the occurrence of
(i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company or (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company's Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company.

  Mortgage Financing
      During 1989 the Company completed a $612,475, 10% mortgage financing of 127 of its retail properties, distribution warehouse facilities, food processing facilities and other properties (the "Properties"), with a net book value of $325,327 held by 13 newly formed wholly-owned subsidiaries. The wholly-owned subsidiaries mortgaged the Properties, which are leased to the Company or affiliates of the Company, to a newly formed special purpose corporation, Secured Finance Inc.
      The mortgage loans had an original maturity of 15 years. The Properties are subject to the liens of Secured Finance Inc. The mortgage loans are subject to semi-annual payments of interest and principal on $150,000 of the borrowing based on a 30-year payment schedule and interest only on the remaining $462,475 principal amount. The unpaid principal amount will be due on December 15, 2004.
      In total, the Company has prepaid 89 mortgages with an original balance of $348,349. During 1998 the Company prepaid 54 mortgages with an original balance of $198,002. The mortgage balances at the time of the prepayment totaled $182,126. Pursuant to the terms of the mortgages a 20% premium payment was required. The premium totaled $36,425 and was applied, on a pro-rata basis, to the 38 remaining mortgage loans.
      Subsequent to the prepayment the remaining mortgage loans totaled $205,301. The remaining mortgage loans are subject to semi-annual payments of interest and principal on $45,777 based on the original 30-year payment schedule, adjusted for the pre-payment, and interest only on the remaining $159,524 principal amount.

  Commercial Paper
      Under the Credit Agreement the Company is permitted to issue up to $2,000,000 of unrated commercial paper and borrow up to $2,000,000 from the lenders under the Credit Agreement on a competitive bid basis. The total of unrated commercial paper, $141,257 at January 2, 1999, however, may not exceed $2,000,000. All commercial paper must be supported by availability under the Credit Agreement. These borrowings have been classified as long-term because the Company expects that during 1999 these borrowings will be refinanced using the same type of securities. Additionally, the Company has the ability to refinance the short-term borrowings under the Five-Year facility of the Credit Agreement which matures May 28, 2002.

  Interest Rate Protection Program
      The Company uses derivatives to limit its exposure to rising interest rates. During 1998 we followed these guidelines in using derivatives: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $1,000,000 or less, (iii) include no leveraged derivative products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status. We review compliance with these guidelines annually with the Financial Policy Committee of the Company's Board of Directors. In addition, our internal auditors review compliance with these guidelines on an annual basis. These guidelines may be changed at any time as our business needs dictate.

      The table below indicates the types of swaps used, their duration, and their respective interest rates. The variable component of each interest rate derivative is based on the 6 month LIBOR using the forward yield curve as of January 2, 1999.

                                                                 1998          1997
                                                              ----------    ----------
Receive fixed swaps
  Notional amount...........................................  $  785,000    $1,085,000
  Duration in years.........................................         2.0           3.0
  Average receive rate......................................        6.50%         6.33%
  Average pay rate..........................................        5.30%         5.79%
Receive variable swaps
  Notional amount...........................................  $  925,000    $1,250,000
  Duration in years.........................................         2.4           2.7
  Average receive rate......................................        5.57%         5.83%
  Average pay rate..........................................        7.09%         6.92%
Interest rate caps
  Notional amount...........................................  $       --    $  200,000
  Duration in years.........................................          --            .9
  Average receive rate......................................          --          5.81%

      In addition, as of January 2, 1999, the Company had entered into a 2 year $75,000 receive variable swap that becomes effective July 1, 1999.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Long-term Investments
      The fair values of these investments are estimated based on quoted market prices for those or similar investments.

  Long-term Debt
      The fair value of the Company's long-term debt, including the current portion thereof, is estimated based on the quoted market price for the same or similar issues. The fair value of $843,728 of long-term debt outstanding under the Company's Credit Agreement approximates carrying value.

  Interest Rate Protection Agreements
      The fair value of these agreements is based on the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective years-end. If the swaps and caps were cancelled as of the respective years-end the result would have been a net cash outflow for 1998 and 1997. The swaps are linked to the Company's debt portfolio. (See Accounting Policies and Debt Obligations footnotes.)
      The estimated fair values of the Company's financial instruments are as follows:

                                                          1998                        1997
                                                ------------------------    ------------------------
                                                              ESTIMATED                   ESTIMATED
                                                 CARRYING        FAIR        CARRYING        FAIR
                                                  VALUE         VALUE         VALUE         VALUE
                                                ----------    ----------    ----------    ----------
Long-term investments for which it is
  Practicable.................................  $   71,102    $   71,582    $  167,609    $  168,512
  Not Practicable.............................  $    8,800            --    $   33,605    $       --
Long-term debt for which it is
  Practicable.................................  $2,717,723    $2,829,541    $2,804,070    $2,937,041
  Not Practicable.............................  $  472,161            --    $  516,685    $       --
Interest Rate Protection Agreements
  Receive fixed swaps.........................  $       --    $   21,833    $       --    $   11,307
  Receive variable swaps......................  $       --    $  (43,218)   $       --    $  (42,016)
  Interest rate caps..........................  $       --    $       --    $    1,130    $      434
                                                ----------    ----------    ----------    ----------
                                                $        0    $  (21,385)   $    1,130    $  (30,275)
                                                ==========    ==========    ==========    ==========

      The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could actually realize. In addition, the Company is not subjected to a concentration of credit risk related to these instruments.
      The investments for which it was not practicable to estimate fair value relate to equity investments accounted for under the equity method and investments in real estate development partnerships for which there is no market.
      It was not practicable to estimate the fair value of Industrial Revenue Bonds of $201,330, various mortgages of $259,827, and other notes of $11,004 for which there is no market.

LEASES

      The Company operates primarily in leased facilities. Lease terms generally range from 10 to 25 years with options to renew at varying terms. Certain of the leases provide for contingent payments based on a percent of sales.
      Rent expense (under operating leases) consists of:

                                                                1998        1997        1996
                                                              --------    --------    --------
Minimum rentals.............................................  $347,977    $321,782    $291,256
Contingent payments.........................................    10,277       9,230      10,373
                                                              --------    --------    --------
                                                              $358,254    $331,012    $301,629
                                                              ========    ========    ========

      Assets recorded under capital leases consists of:

                                                                1998         1997
                                                              ---------    ---------
Distribution and manufacturing facilities...................  $  30,382    $  30,382
Store facilities............................................    267,218      242,529
Less accumulated amortization...............................   (132,952)    (123,891)
                                                              ---------    ---------
                                                              $ 164,648    $ 149,020
                                                              =========    =========

      Minimum annual rentals for the five years subsequent to 1998 and in the aggregate are:

                                                               CAPITAL      OPERATING
                                                                LEASES        LEASES
                                                              ----------    ----------
1999........................................................  $   36,806    $  347,646
2000........................................................      35,863       325,112
2001........................................................      34,805       305,141
2002........................................................      33,743       287,334
2003........................................................      31,641       270,513
Thereafter..................................................     287,977     2,337,555
                                                              ----------    ----------
                                                                 460,835    $3,873,301
                                                                            ==========
Less estimated executory costs included in capital leases...      16,414
                                                              ----------
Net minimum lease payments under capital leases.............     444,421
Less amount representing interest...........................     230,438
                                                              ----------
Present value of net minimum lease payments under capital
  leases....................................................  $  213,983
                                                              ==========

EXTRAORDINARY LOSS

      The extraordinary loss in 1998, 1997, and 1996 relates to premiums paid to retire certain indebtedness early and the write-off of related deferred financing costs.

EARNINGS PER COMMON SHARE

      Basic earnings per common share equals net earnings divided by the weighted average number of common shares outstanding. Diluted earnings per common share equals net earnings divided by the weighted average number of common shares outstanding after giving effect to dilutive stock options.

      The following table provides a reconciliation of earnings before extraordinary loss and shares used in calculating basic earnings per share to those used in calculating diluted earnings per share.

                                   FOR THE YEAR ENDED             FOR THE YEAR ENDED             FOR THE YEAR ENDED
                                    JANUARY 2, 1999               DECEMBER 27, 1997              DECEMBER 28, 1996
                              ----------------------------   ----------------------------   ----------------------------
                               INCOME     SHARES     PER-     INCOME     SHARES     PER-     INCOME     SHARES     PER-
                              (NUMER-    (DENOMI-   SHARE    (NUMER-    (DENOMI-   SHARE    (NUMER-    (DENOMI-   SHARE
                               ATOR)      NATOR)    AMOUNT    ATOR)      NATOR)    AMOUNT    ATOR)      NATOR)    AMOUNT
                              --------   --------   ------   --------   --------   ------   --------   --------   ------
Basic EPS...................  $449,912   255,814    $1.76    $444,032   254,284    $1.75    $352,735   250,979    $1.41
Dilutive effect of stock
  option awards.............               9,568                          8,576                          7,858
                              --------   -------             --------   -------             --------   -------
Diluted EPS.................  $449,912   265,382    $1.70    $444,032   262,860    $1.69    $352,735   258,837    $1.36
                              ========   =======             ========   =======             ========   =======

PREFERRED STOCK
      The Company has authorized 5,000,000 shares of voting cumulative preferred stock; 2,000,000 were available for issuance at January 2, 1999. Fifty thousand shares have been designated "Series A Preferred Shares" and are reserved for issuance under the Company's Shareholders' rights plan. The stock has a par value of $100 and is issuable in series.

COMMON STOCK
      The Company has authorized 1,000,000,000 shares of common stock, $1 par value per share. On January 29, 1997, the Company began repurchasing its common stock in order to reduce dilution caused by the Company's stock option plans. These repurchases were made using the proceeds, including the tax benefit, from options exercised. Further repurchases of up to $100,000 of the Company's common stock were authorized by the Board of Directors during October of 1997. On October 18, 1998, the Company suspended its repurchase program as result of the merger agreement between the Company and Fred Meyer, Inc. The main trading market for the Company's common stock is the New York Stock Exchange, where it is listed under the symbol KR. For the three years ended January 2, 1999, changes in common stock were:

                                                                ISSUED                IN TREASURY
                                                        ----------------------   ---------------------
                                                          SHARES       AMOUNT      SHARES      AMOUNT
                                                        ----------------------------------------------
December 30, 1995.....................................  267,555,842   $586,541   19,151,900   $243,631
Exercise of stock options including restricted stock
  grants..............................................    5,367,200     50,091       11,812        255
Tax benefit from exercise of non-qualified stock
  options.............................................                  21,598
                                                        -----------   --------   ----------   --------
December 28, 1996.....................................  272,923,042    658,230   19,163,712    243,886
Exercise of stock options including restricted stock
  grants..............................................    4,230,218     43,693        3,051        280
Open market purchases.................................                            3,015,887     84,932
Tax benefit from exercise of non-qualified stock
  options.............................................                  26,721
                                                        -----------   --------   ----------   --------
December 27, 1997.....................................  277,153,260    728,644   22,182,650    329,098
Exercise of stock options including restricted stock
  grants..............................................    4,635,492     53,553       23,060      1,101
Open market purchases.................................                            2,625,299    120,830
Tax benefit from exercise of non-qualified stock
  options.............................................                  54,605
                                                        -----------   --------   ----------   --------
January 2, 1999.......................................  281,788,752   $836,802   24,831,009   $451,029
                                                        ===========   ========   ==========   ========

STOCK OPTION PLANS
      The Company grants options for common stock to employees under various plans, as well as to its non-employee directors owning a minimum of 1,000 shares of common stock of the Company, at an option price equal to the fair market value of the stock at the date of grant. In addition to cash payments, the plans provide for the exercise of options by exchanging issued shares of stock of the Company. At January 2, 1999, 4,992,558 shares of common stock were available for future options. Options generally will expire 10 years from the date of grant. Options vest in one year to five years or, for certain options, upon the Company's stock reaching certain pre-determined market prices within ten years from the date of grant. All grants outstanding become immediately exercisable upon certain changes of control of the Company.
      Changes in options outstanding under the stock option plans, excluding restricted stock grants, were:

                                                                                WEIGHTED AVERAGE
                                                              SHARES SUBJECT      OF EXERCISE
                                                                TO OPTION       PRICE OF OPTIONS
                                                              ----------------------------------
Outstanding, December 30, 1995..............................    25,327,054           $ 9.68
Granted.....................................................     5,687,020           $20.71
Exercised...................................................    (5,339,416)          $ 9.04
Cancelled or expired........................................      (183,518)          $16.12
                                                                ----------
Outstanding, December 28, 1996..............................    25,491,140           $12.23
Granted.....................................................     3,110,560           $26.67
Exercised...................................................    (4,229,352)          $ 9.89
Cancelled or expired........................................      (210,670)          $12.53
                                                                ----------
Outstanding, December 27, 1997..............................    24,161,678           $14.50
Granted.....................................................     3,210,415           $43.13
Exercised...................................................    (4,541,437)          $11.59
Cancelled or expired........................................      (175,865)          $28.72
                                                                ----------
Outstanding, January 2, 1999................................    22,654,791           $19.52
                                                                ==========

      The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock awards and certain options where vesting is contingent upon the Company's stock reaching certain pre-determined market prices. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income and diluted net earnings per share would have been reduced by approximately $16,306, or $.06 per share, $13,616, or $.05 per share, and $12,800, or $.05 per share, for 1998, 1997 and 1996, respectively. The weighted average fair value of the options granted during 1998, 1997, and 1996 was estimated as $18.72, $10.82 and $5.89, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: volatility of 26.6%, 24.0% and 22.7% for 1998, 1997 and 1996, respectively; risk-free interest rate of 4.6%, 5.7% and 6.3% for 1998, 1997 and 1996, respectively; and an expected term of approximately 7.8 years for 1998, 5.4 years for 1997, and 3.3 years for 1996. A summary of options outstanding and exercisable at January 2, 1999 follows:

                          OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                 --------------------------------------   ------------------------
                                 WEIGHTED-
                                  AVERAGE     WEIGHTED-                  WEIGHTED-
                    NUMBER       REMAINING     AVERAGE      OPTIONS       AVERAGE
   RANGE OF      OUTSTANDING    CONTRACTUAL   EXERCISE    EXERCISABLE    EXERCISE
EXERCISE PRICE   AS OF 1/2/99      LIFE         PRICE     AS OF 1/2/99     PRICE
-------------------------------------------------------   ------------------------
$ 4.85 - $ 6.22      936,026       1.30        $ 6.21         936,026     $ 6.21
  6.47 -   7.85    1,778,989       3.69          7.75       1,778,989       7.75
  8.10 -  10.29    2,278,179       3.43          9.35       2,278,179       9.35
 10.57 -  11.69    2,500,857       5.37         11.68       2,500,857      11.68
 11.72 -  12.66    1,650,667       2.49         11.75       1,650,667      11.75
 12.75 -  12.97    3,016,299       6.30         12.75       3,016,299      12.75
 13.04 -  20.75    4,269,784       7.26         20.34       3,508,376      20.25
 21.19 -  41.63    2,864,049       8.37         26.99       1,292,478      26.79
 42.13 -  54.47    3,359,941       9.30         44.69          14,475      44.48
                  ----------                               ----------
$ 4.85 - $54.47   22,654,791       6.11        $19.52      16,976,346     $13.80
                  ==========                               ==========

      At December 27, 1997 and December 28, 1996, options for 18,127,665 and 16,906,890 shares were exercisable at a weighted average exercise price of $11.72 and $9.44, respectively.

      Also, the Company may grant restricted stock awards to eligible employee participants. In general, a restricted stock award entitles an employee to receive a stated number of shares of common stock of the Company subject to forfeiture if the employee fails to remain in the continuous employ of the Company for a stipulated period. The holder of an award is entitled to the rights of a shareowner except that the restricted shares and the related rights to vote or receive dividends may not be transferred. The award is charged to earnings over the period in which the employee performs services and is based upon the market value of common stock at the date of grant for those grants without performance contingencies. As of January 2, 1999 and December 27, 1997, awards related to 382,898 and 354,850 shares, respectively, were outstanding. The charge to earnings for grants with performance-contingent vesting includes share appreciation between the grant date and the vesting date.
      Incentive shares may be granted under the 1994 plan, which consist of shares of common stock issued subject to achievement of performance goals. No incentive shares were outstanding as of January 2, 1999 and December 27, 1997.

CONTINGENCIES
      The Company continuously evaluates contingencies based upon the best available evidence.
      Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from management's estimates, future earnings will be charged or credited.
      The principal contingencies are described below:

      Income Taxes -- We have closed all tax years through 1984 with the Internal Revenue Service. The Internal Revenue Service has completed its examination of our tax returns for tax years through 1992. On September 15, 1998, the IRS voluntarily dismissed its appeal against Kroger. This action settled a previously unresolved issue for tax years 1984-1992. One issue remains in dispute with the IRS for tax years 1991 and 1992. We have provided for this and other tax contingencies.
      Insurance -- The Company's workers' compensation risks are self-insured in certain states. In addition, other workers' compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers' compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.
      Litigation -- The Company is involved in various legal actions arising in the normal course of business. Management is of the opinion that their outcome will not have a material adverse effect on the Company's financial position or results of operations.

WARRANT DIVIDEND PLAN
      On February 28, 1986, the Company adopted a warrant dividend plan providing for stock purchase rights to owners of the Company's common stock. The Plan was amended and restated as of April 4, 1997 and further amended on October 18, 1998. Each right, when exercisable, entitles the holder to purchase from the Company one ten-thousandth of a share of Series A Preferred Shares, par value $100 per share, at $87.50 per one ten-thousandth of a share. The rights will become exercisable, and separately tradeable, ten days after a person or group acquires 10% or more of the Company's common stock or ten business days following a tender offer or exchange offer resulting in a person or group having beneficial ownership of 10% or more of the Company's common stock. In the event the rights become exercisable, each right will entitle the holder the right, if that holder pays the exercise price, to purchase the Company's common stock, having a market value of twice the exercise price of the right. Under certain other circumstances, including certain acquisitions of the Company in a merger or other business combination transaction, or if 50% or more of the Company's assets or earning power are sold under certain circumstances, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock of the acquiring company with a market value of two times the exercise price. At the Company's option, the rights, prior to becoming exercisable, are redeemable in their entirety at a price of $.01 per right. The rights are subject to adjustment and expire March 19, 2006. This summary description of the Plan is qualified in its entirety by the terms of the plan more particularly set forth in the Company's Forms 8-A/A dated April 4, 1997 and October 18, 1998.

OTHER POST EMPLOYMENT BENEFITS
      The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan. Employees are eligible to participate upon the attainment of age 21 (25 for participants prior to January 1, 1986) and the completion of one year of service, and benefits are based upon final average salary and years of service. Vesting is based upon years of service.

      In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. The majority of the Company's employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care and life insurance benefits occurs as claims or premiums are paid.

      Information with respect to change in benefit obligation, change in plan assets, net amounts recognized at end of year, weighted average assumptions and components of net periodic benefit cost follow:

                                                          PENSION BENEFITS          OTHER BENEFITS
                                                       -----------------------   ---------------------
                                                          1998         1997        1998        1997
                                                       ----------   ----------   ---------   ---------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year..............  $  943,456   $  874,097   $ 247,712   $ 253,172
Service Cost.........................................      27,959       26,682       8,596       9,463
Interest Cost........................................      68,456       67,701      16,841      19,609
Plan participants' contributions.....................          --           --       3,420       3,655
Amendments...........................................          --           --          --      (4,741)
Actuarial loss (gain)................................      48,486       22,088      12,428     (13,587)
Curtailment credit...................................          --           --     (16,970)         --
Benefits paid........................................     (49,277)     (47,112)    (16,076)    (19,859)
                                                       ----------   ----------   ---------   ---------
Benefit obligation at end of year....................  $1,039,080   $  943,456   $ 255,951   $ 247,712
                                                       ==========   ==========   =========   =========

CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year.......  $1,095,118   $  947,726   $      --   $      --
Actual return on plan assets.........................     190,613      191,755          --          --
Employer contribution................................       2,987        2,750      12,656      16,203
Plan participants' contributions.....................          --           --       3,420       3,656
Benefits paid........................................     (49,277)     (47,112)    (16,076)    (19,859)
                                                       ----------   ----------   ---------   ---------
Fair value of plan assets at end of year.............  $1,239,441   $1,095,118   $      --   $      --
                                                       ==========   ==========   =========   =========
Pension plan assets include $166,548 and $148,942 of common stock of The Kroger Co. at the end of 1998 and 1997, respectively.

NET AMOUNT RECOGNIZED AT END OF YEAR:
Funded status at end of year.........................  $  200,361   $  151,662   $(255,951)  $(247,712)
Unrecognized actuarial gain..........................    (207,597)    (153,582)    (38,290)    (52,274)
Unrecognized prior service cost......................      18,840       21,213     (20,985)    (23,231)
Unrecognized net transition asset....................      (5,292)      (5,914)         --          --
                                                       ----------   ----------   ---------   ---------
Net amount recognized at end of year.................  $    6,312   $   13,379   $(315,226)  $(323,217)
                                                       ==========   ==========   =========   =========
Prepaid benefit cost.................................  $   32,476   $   36,979   $      --   $      --
Accrued benefit liability............................     (26,164)     (23,600)   (315,226)   (323,217)
                                                       ----------   ----------   ---------   ---------
Net amount recognized at end of year.................  $    6,312   $   13,379   $(315,226)  $(323,217)
                                                       ==========   ==========   =========   =========

                                                           PENSION BENEFITS         OTHER BENEFITS
                                                         ---------------------   ---------------------
                                                           1998        1997        1998        1997
                                                         ---------   ---------   ---------   ---------
WEIGHTED AVERAGE ASSUMPTIONS:
Discount rate..........................................       6.75%       7.25%       6.75%       7.25%
Expected return on plan assets.........................       9.50%       9.50%
Rate of compensation increase..........................       3.25%       3.75%       3.25%       3.75%

For measurement purposes, a 5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999 and thereafter.

                                                 PENSION BENEFITS                 OTHER BENEFITS
                                          ------------------------------   ----------------------------
                                            1998       1997       1996       1998      1997      1996
                                          --------   --------   --------   --------   -------   -------
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost............................  $ 27,959   $ 26,682   $ 25,977   $  8,596   $ 9,463   $ 9,558
Interest cost...........................    68,456     67,701     61,091     16,841    19,608    18,006
Expected return on plan assets..........   (88,049)   (81,102)   (76,353)        --        --        --
Amortization of:
     Transition asset...................      (622)    (8,541)    (8,541)        --        --        --
     Prior service cost.................     2,373      2,373      2,373     (2,131)   (1,775)     (829)
     Actuarial (gain) loss..............       (63)       570        487     (1,555)     (811)     (162)
Curtailment credit......................        --         --         --    (17,086)       --        --
                                          --------   --------   --------   --------   -------   -------
Net periodic benefit cost...............  $ 10,054   $  7,683   $  5,034   $  4,665   $26,485   $26,573
                                          ========   ========   ========   ========   =======   =======

The accumulated benefit obligation for pension plans with no plan assets was $26,164 as of January 2, 1999, and $23,600 as of December 27, 1997.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

                                                                 1%
                                                               POINT     1% POINT
                                                              INCREASE   DECREASE
                                                              --------   --------
Effect on total of service and interest cost components.....  $ 2,734    $ (2,300)
Effect on postretirement benefit obligation.................  $24,026    $(21,271)

The Company also administers certain defined contribution plans for eligible union and non-union employees. The cost of these plans for 1998, 1997, and 1996 was $27,595, $22,445, and $21,278, respectively.

The Company participates in various multi-employer plans for substantially all union employees. Benefits are generally based on a fixed amount for each year of service. Contributions and expense for 1998, 1997, and 1996 were $86,185, $83,506, and $88,758, respectively.

SEGMENTS

The Company operates retail food and drug stores in the Midwest, South and Southwest. The Company also manufactures and processes food for sale by its supermarkets and others, and also operates convenience stores.

Based on the information monitored by the Company's operating decision makers to manage the business, the Company has identified one reportable segment. Retail operation information consists of results from the Company's retail food and drug store divisions and convenience store divisions. Corporate and all other operation information relates primarily to results from the Company's Corporate office and manufacturing operations, none of which individually meet the quantitative thresholds of a reportable segment. All of the Company's operations are domestic. The Company manages income taxes, LIFO charges, interest income and interest expense on a consolidated basis at the Corporate level.

      Information about the Company's operations by operating segment is as follows:

                                                    CORPORATE AND   AMOUNTS NOT     UNUSUAL
                                        RETAIL        ALL OTHER     ALLOCATED(A)   ITEMS(B)    CONSOLIDATED
-----------------------------------------------------------------------------------------------------------
1998
Sales...............................  $27,426,412    $  776,892                                $28,203,304
Depreciation and amortization.......      365,239        64,715                                    429,954
Operating income....................      951,730       174,231      $(270,897)    $(142,100)      712,964
Total assets........................    5,603,662     1,096,409                                  6,700,071
Capital expenditures................      786,398       137,063                                    923,461
-----------------------------------------------------------------------------------------------------------
1997
Sales...............................  $25,806,915    $  760,433                                $26,567,348
Depreciation and amortization.......      301,237        78,984                                    380,221
Operating income....................      910,726        93,824      $(292,187)                    712,363
Total assets........................    5,062,003     1,239,338                                  6,301,341
Capital expenditures................      508,438       103,760                                    612,198
-----------------------------------------------------------------------------------------------------------
1996
Sales...............................  $24,456,730    $  714,179                                $25,170,909
Depreciation and amortization.......      270,551        73,218                                    343,769
Operating income....................      811,369        68,454      $(312,510)                    567,313
Total assets........................    4,705,459     1,187,006                                  5,892,465
Capital expenditures................      449,134       284,749                                    733,883
-----------------------------------------------------------------------------------------------------------

Intercompany eliminations are not material.

(A) Amounts not allocated to segments include LIFO charges, interest income, and interest expense.

(B) See One-Time Expenses ($52,400) and Accounting Change ($89,700) footnotes.

RECENTLY ISSUED ACCOUNTING STANDARDS
      The Financial Accounting Standards Board issued Statement of Financial Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" and No. 134 "Accounting for Mortgage Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". The Company has not yet determined what effect, if any, these statements will have.

COMPREHENSIVE INCOME
      The Company has no items of other comprehensive income in any period presented. Therefore net earnings as presented in the Consolidated Statement of Operations equals comprehensive income.

SUBSEQUENT EVENTS
      On January 6, 1999, we changed our fiscal year-end to the Saturday nearest January 31 of each year. This change is disclosed in our Current Report on Form 8-K dated January 6, 1999. Our first new fiscal year will end January 29, 2000. It will include a 16-week first quarter ending May 22, 1999, and 12-week second, third and fourth quarters ending August 14, 1999, November 6, 1999, and January 29, 2000, respectively. We intend to file separate audited statements of operations and cash flows covering the transition period from January 3, 1999 to January 30, 1999 on a Current Report on Form 8-K on or before May 15, 1999.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED

QUARTERLY DATA (UNAUDITED)

                                                               QUARTER
                                          -------------------------------------------------
                                            FIRST        SECOND       THIRD        FOURTH     TOTAL YEAR
                  1998                    (12 WEEKS)   (12 WEEKS)   (16 WEEKS)   (13 WEEKS)   (53 WEEKS)
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Sales...................................  $6,388,759   $6,441,616   $8,023,906   $7,349,023   $28,203,304
Merchandise costs.......................   4,956,007    4,911,644    6,091,003    5,564,367    21,523,021
Extraordinary loss......................      (4,293)                   (6,490)     (28,340)      (39,123)
Net earnings............................      47,428       94,329      117,895      151,137       410,789
Basic earnings per common share:
     Earnings before extraordinary
       loss.............................         .20          .37           49          .70          1.76
     Extraordinary loss.................        (.02)                     (.03)        (.10)         (.15)
                                          ----------   ----------   ----------   ----------   -----------
Basic net earnings per common share.....         .18          .37          .46          .60          1.61
Diluted earnings per common share:
     Earnings before extraordinary
       loss.............................         .20          .36          .47           67          1.70
     Extraordinary loss.................        (.02)                     (.02)         (11)         (.15)
                                          ----------   ----------   ----------   ----------   -----------
Diluted net earnings per common share...         .18          .36          .45          .56          1.55

                                                               QUARTER
                                          -------------------------------------------------
                                            FIRST        SECOND       THIRD        FOURTH     TOTAL YEAR
                  1997                    (12 WEEKS)   (12 WEEKS)   (16 WEEKS)   (12 WEEKS)   (52 WEEKS)
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Sales...................................  $6,139,413   $6,231,794   $7,686,639   $6,509,502   $26,567,348
Merchandise costs.......................   4,686,363    4,741,737    5,863,919    4,961,335    20,253,354
Extraordinary loss......................      (5,210)      (3,033)        (803)     (23,330)      (32,376)
Net earnings............................      87,050      105,104       95,727      123,775       411,656
Basic earnings per common share:
     Earnings before extraordinary
       loss.............................         .36          .43          .38          .58          1.75
     Extraordinary loss.................        (.02)        (.01)                     (.09)         (.13)
                                                ----         ----         ----         ----          ----
Basic net earnings per common share.....         .34          .42          .38          .49          1.62
Diluted earnings per common share:
     Earnings before extraordinary
       loss.............................         .35          .41          .37          .56          1.69
     Extraordinary loss.................        (.02)        (.01)                     (.09)         (.12)
                                                ----         ----         ----         ----          ----
Diluted net earnings per common share...         .33          .40          .37          .47          1.57

  Common Stock Price Range

                               1998                  1997
                        ------------------    ------------------
       QUARTER           HIGH        LOW       HIGH        LOW
----------------------------------------------------------------
1st...................  47 5/16    33 1/16    28 1/8     22 11/16
2nd...................  47 1/2     40 3/16    29 1/8     23 13/16
3rd...................  54 1/8     42         31 1/16    27 1/8
4th...................  60 13/16   44         37 5/16    28 1/2

      The number of shareowners of record of common stock as of March 23, 1999, was 46,870.

      Under the Company's Credit Agreement dated May 28, 1997, the Company is prohibited from paying cash dividends during the term of the Credit Agreement. The Company is permitted to pay dividends in the form of stock of the Company.

                            SELECTED FINANCIAL DATA

                                                                 FISCAL YEARS ENDED
                                      ------------------------------------------------------------------------
                                       JANUARY 2,    DECEMBER 27,   DECEMBER 28,   DECEMBER 30,   DECEMBER 31,
                                          1998           1997           1996           1995           1994
                                       (53 WEEKS)     (52 WEEKS)     (52 WEEKS)     (52 WEEKS)     (52 WEEKS)
                                      ------------------------------------------------------------------------
                                                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Sales...............................  $28,203,304    $26,567,348    $25,170,909    $23,937,795    $22,959,122
Earnings before extraordinary
  loss..............................      449,912        444,032        352,735        318,866        268,903
Extraordinary loss (net of income
  tax benefit) (A)..................      (39,123)       (32,376)        (2,862)       (16,053)       (26,707)
Net earnings........................      410,789        411,656        349,873        302,813        242,196
Diluted earnings per share
  Earnings before extraordinary
     loss...........................         1.70           1.69           1.36           1.28           1.10
  Extraordinary loss (A)............         (.15)          (.12)          (.01)          (.06)          (.10)
  Net earnings......................         1.55           1.57           1.35           1.22           1.00
Total assets........................    6,700,071      6,301,341      5,892,465      5,044,717      4,707,674
Long-term obligations, including
  obligations under capital
  leases............................    3,228,663      3,493,075      3,659,491      3,489,728      3,889,194
Shareowners' deficit................     (387,832)      (784,848)    (1,181,706)    (1,603,013)    (2,153,684)
Cash dividends per common share.....           (B)           (B)             (B)            (B)            (B)

--------------------------------------------------------------------------------
(A) See Extraordinary Loss in the Notes to Consolidated Financial Statements.
(B) The Company is prohibited from paying cash dividends under the terms of its Credit Agreement.

                               EXECUTIVE OFFICERS

WARREN F. BRYANT
President and Chief Executive Officer--
Dillon Companies, Inc.

GEOFFREY J. COVERT
President--Manufacturing
Group Vice President

DAVID B. DILLON
President and Chief
Operating Officer

PAUL W. HELDMAN
Senior Vice President, Secretary and
General Counsel

MICHAEL S. HESCHEL
Executive Vice President and
Chief Information Officer

LYNN MARMER
Group Vice President

DON W. MCGEORGE
Senior Vice President

W. RODNEY MCMULLEN
Senior Vice President and
Chief Financial Officer

JOSEPH A. PICHLER
Chairman of the Board and
Chief Executive Officer

JAMES R. THORNE
Senior Vice President

LAWRENCE M. TURNER
Vice President and Treasurer

--------------------------------------------------------------------------------
The Company has a variety of plans designed to allow employees to acquire stock in Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

                               Firstar, N.A. Cincinnati
                               P.O. Box 5277
                               Cincinnati, Ohio 45201
                               Toll Free 1-800-872-3307

Questions regarding the Company's 401(k) plan should be directed to the employee's Human Resources Manager or 1-800-2KROGER.

Questions concerning any of the other plans should be directed to the employee's local Human Resources Manager.

SHAREOWNERS: The Bank of New York is Registrar and Transfer Agent for the Company's Common Stock. For questions concerning changes of address, etc., individual shareowners should contact:

Written inquiries:                                    Certificate transfer and address changes:
The Bank of New York                                  The Bank of New York
Shareholder Relations Department-11E                  Receive and Deliver Department-11W
P.O. Box 11258                                        P.O. Box 11002
Church Street Station                                 Church Street Station
New York, New York 10286                              New York, New York 10286

The Bank's toll-free number is: 1-800-524-4458. E-mail:
shareowner-svc@email.bankofny.com

Shareholder questions and requests for forms available on the Internet at: http://stock.bankofny.com

SHAREOWNER UPDATES: The Kroger Co. provides a pre-recorded overview of the Company's most recent quarter. Call 1-800-4STOCKX or, in Cincinnati, 762-4723. Other information is available on our Internet site at http://www.kroger.com.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including the Company's most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Financial information also is available on the Internet at http://www.cfonews.com/kr.
--------------------------------------------------------------------------------

  THE KROGER CO. - 1014 VINE STREET - CINCINNATI, OHIO 45202 - (513) 762-4000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                              Cincinnati, Ohio, April 13, 1999


To All Shareholders
of The Kroger Co.:

     The annual meeting of shareholders of The Kroger Co. will be held at the REGAL HOTEL, 150 W. 5TH Street, Cincinnati, Ohio, on May 20, 1999, at 11 A.M., for the following purposes:

     1. To elect five directors or, in the event the merger with Fred Meyer, Inc. has been completed prior to the date of the annual meeting, seven directors, to serve until the annual meeting of shareholders in 2002 or until their successors have been elected and qualified;

     2. To consider and act upon a proposal to authorize an amendment to the Amended Articles of Incorporation to increase the authorized shares of Common Stock from 1,000,000,000 to 2,000,000,000;

     3. To consider and act upon a proposal to approve the 1999 Long-Term Incentive Plan;

     4. To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 1999;

     5. To act upon a shareholder proposal, if properly presented at the annual meeting, to recommend that the Board take the necessary steps to cause all directors to be elected annually as opposed to in classes; and

     6. To transact such other business as may properly be brought before the meeting;

all as set forth in the Proxy Statement accompanying this Notice.

     Holders of common stock of record at the close of business on March 23, 1999, will be entitled to vote at the meeting.

     YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                            By order of the Board of Directors,
                                            Paul W. Heldman, Secretary



                              FOLD AND DETACH HERE



                                 THE KROGER CO.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR THE ANNUAL MEETING TO BE HELD MAY 20, 1999


     The undersigned hereby appoints each of JOSEPH A. PICHLER, JOHN T.
LA MACCHIA and T. BALLARD MORTON, JR., or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. which the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter which properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

     THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED ON THE REVERSE HEREOF AND IN THEIR DISCRETION ON ALL OTHER MATTERS COMING BEFORE THE MEETING. EXCEPT AS SPECIFIED TO THE CONTRARY ON THE REVERSE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, INCLUDING THE DISCRETION TO CUMULATE VOTES, FOR PROPOSALS 2, 3, AND 4, AND AGAINST PROPOSAL 5.

(continued, and to be signed, on other side)


                                                      THE KROGER CO.
                                                      P.O. BOX 11127
                                                      NEW YORK, N.Y. 10203-0127

                                DID YOU KNOW???

   YOUR COMPANY IS THE WORLD'S LARGEST FLORIST. SEND FLOWERS ANYWHERE IN THE
                                WORLD BY CALLING


                                 1-800-KROGERS
                                  8AM-5PM EST


                                               [LOGO]
                                              FLOWERS
                                FROM AROUND THE WORLD



                              FOLD AND DETACH HERE



[   ]

The Board of Directors recommends a vote FOR the nominees, FOR Proposals 2, 3, and 4, and AGAINST Proposal 5.


1.  ELECTION OF DIRECTORS     FOR all nominees               WITHHOLD AUTHORITY to vote              *EXCEPTIONS
                              listed below      [   ]        for all nominees listed below  [  ]                  [  ]

    Nominees: John T. La Macchia, Edward M. Liddy, T. Ballard Morton, Jr., Katherine D. Ortega, and Bobby S. Shackouls.
In addition, if the merger with Fred Meyer is completed before the annual meeting, Robert D. Beyer and Carlton J. Jenkins will be nominees.
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S
NAME ON THE SPACE PROVIDED BELOW.)

*EXCEPTIONS_______________________________________________________________________________________________________________


2.  Approve increase in authorized Common Stock.            3.  Approval of 1999 Long-Term Incentive Plan.

    FOR [  ]    AGAINST [  ]   ABSTAIN [  ]                     FOR [  ]    AGAINST [  ]   ABSTAIN [  ]


4.  Approval of PricewaterhouseCoopers LLP, as auditors.    5.  Approve shareholder proposal, if properly presented, to recommend implementation of annual election of all
                                                                directors.

    FOR [  ]    AGAINST [  ]   ABSTAIN [  ]                     FOR [  ]    AGAINST [  ]   ABSTAIN [  ]

If you wish to vote in accordance with the recommendations of management, all you need do is sign and return this card.
The Proxy Committee cannot vote your shares unless you sign and return the card.




                                                                                   Change of Address or
                                                                                   Comments Mark Here       [  ]


                                                            Please sign exactly as name appears herein. Joint owners
                                                            should each sign. Where applicable, indicate position or
                                                            representative capacity.



                                                            Dated: ____________________________________________, 1999

                                                            _________________________________________________________

                                                            _________________________________________________________
                                                                                     SIGNATURE

                                                            _________________________________________________________
                                                                                     SIGNATURE



                                                            Votes MUST be indicated [X] in Black or Blue ink.  [  ]


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.


                               PLEASE DETACH HERE
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE